Exhibit 2.3

Asset Purchase Agreement

by and between

Max Media of Traverse City LLC and

MTC License LLC

as Sellers

and

Barrington Traverse City LLC

as Buyer

in respect of Television Stations

WGTU, Traverse City/Cadillac, Michigan

WGTQ, Sault Ste. Marie, Michigan

and

Certain Related Assets

dated as of August 31, 2007

i

Section 4.5.	Brokers	25
Section 4.6.	Certain Matters Relating to Affiliate Agreement	25
Section 4.7.	Disclosure

Article V —Additional Agreements		25

Section 5.1.	FCC Matters	25
(a)	FCC Consent	25
(b)	Prosecution of FCC Applications	26
(c)	Certain Actions and Omissions	26
(d)	Certain FCC Conditions	26
(e)	Satellite Waiver	26
(f)	Certain Extensions	26
Section 5.2.	Conduct of Station Business	27
(a)	Certain Affirmative Covenants	27
(b)	Certain Negative Covenants	27
(c)	FCC Licenses; Permits	28
Section 5.3.	Obligation to Consummate Transaction	29
Section 5.4.	Exclusivity	29
Section 5.5.	Access and Information; Additional Disclosure	29
(a)	Access and Information	29
(b)	Additional Disclosure	30
Section 5.6.	Confidentiality; Non-Competition; Non-Solicitation	30
(a)	Seller Confidentiality Agreement	30
(b)	Buyer Confidentiality Agreement	30
(c)	Non-Competition; Non-Solicitation	31
(d)	Interpretation	31
(e)	Equitable Relief	32
Section 5.7.	Certain Tax Matters	32
Section 5.8.	Public Announcements	32
Section 5.9.	Checks; Remittances and Refunds	32
Section 5.10.	Cooperation in Litigation	33
Section 5.11.	Employment of Certain Employees of Station Business	33
Section 5.12.	Real Property Inspection	33
Section 5.13.	Member Approval	34
Section 5.14.	No Premature Assumption of Control	34
Section 5.15.	WARN Act	34
Section 5.16.	Expenses	35
Section 5.17.	Risk of Loss	35
Section 5.18.	Title Insurance; Surveys	35
Section 5.19.	Further Assurances	36

Article VI —Conditions Precedent		36

Section 6.1.	Conditions to Obligations of Buyer	36
(a)	Representations and Warranties	36
(b)	Covenants; Material Adverse Effect	36
(c)	No Injunction	37

ii

(d)	Material Consents	37
(e)	Certain Closing Documents	37
(f)	Release of Liens	37
(g)	Certificate of Good Standing	38
(h)	Owned Real Property	38
(i)	FCC Consent	38
(j)	Other Documents	38
Section 6.2.	Conditions to Obligations of Seller	39
(a)	Representations and Warranties	39
(b)	Covenants	39
(c)	Officer’s Certificate	39
(d)	Certain Closing Deliveries	39
(e)	FCC Consent	40
(f)	Certificate of Good Standing	40
(g)	Other Documents	40
Section 6.3.	Frustration of Closing Conditions	40

Article VII —Termination		40

Section 7.1.	Termination	40
Section 7.2.	Procedure and Effect of Termination	41
(a)	Notice of Termination	41
(b)	Certain Effects of Termination	41
(c)	Withdrawal of Certain Filings	41
Section 7.3.	Limitation on Damages	41

Article VIII —Indemnification		42

Section 8.1.	Indemnification by Seller	42
Section 8.2.	Indemnification by Buyer	42
Section 8.3.	Calculation of Losses	43
Section 8.4.	Certain Procedures for Indemnification	43
Section 8.5.	Survival; Expiration	44
Section 8.6.	Limitations on Indemnification Obligations	44

Article IX —Miscellaneous		47

Section 9.1.	Governing Law; Dispute Resolution	47
(a)	Governing Law	47
(b)	Dispute Resolution	47
Section 9.2.	Notices	47
Section 9.3.	Benefits of Agreement	47
Section 9.4.	Amendments and Waivers	47
Section 9.5.	Assignment	47
Section 9.6.	Enforceability; Severability	48
Section 9.7.	Entire Agreement	48
Section 9.8.	Counterparts	48

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 31, 2007 (the “Effective Date”), by and between Max Media of Traverse City LLC, a Virginia limited liability company (“Operating Seller”), and MTC License LLC, a Virginia limited liability company (“License Seller” and, each of Operating Seller and License Seller, individually and collectively, “Seller”), and Barrington Traverse City LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller owns and operates, and is the licensee of, television stations WGTU, channel 29, Traverse City/Cadillac, Michigan (“WGTU”) and WGTQ, channel 8, Sault Ste. Marie, Michigan (“WGTQ”), each serving the Traverse City/Cadillac, Michigan market (WGTU and WGTQ, individually and collectively, the “Stations”) and owns certain other assets that relate to the Stations;

WHEREAS, Seller and Buyer entered into that certain Letter of Intent, dated as of June 4, 2007 and amended by that First Amendment dated June 29, 2007, which provided for, among other things, an exclusive period during which Buyer and Seller would negotiate the definitive terms and conditions of this Agreement and Buyer would conduct related due diligence (the “LOI”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of Seller’s assets used in connection with the operation of the Stations, in each case, pursuant to the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I—DEFINITIONS; INTERPRETATION

Section 1.1. Definitions; Interpretation. Capitalized terms used herein have the respective meanings ascribed thereto in Part I of Exhibit 1.1 and elsewhere in this Agreement. This Agreement shall be interpreted in accordance with the rules of construction set forth in Part II of Exhibit 1.1.

ARTICLE II—PURCHASE AND SALE

Section 2.1. Purchase and Sale of Assets; Purchase Price. Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer and assign to Buyer, free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase from Seller, the Purchased Assets. In consideration of the sale of the Purchased

Assets and Seller’s other covenants and obligations hereunder, at the Closing Buyer agrees, pursuant to the terms and subject to the conditions hereof, to (a) pay Seller an aggregate amount equal to Ten Million Dollars ($10,000,000) plus an amount equal to Excess Estimated Working Capital, if any, or (in the absence of any Excess Estimated Working Capital) less an amount equal to the Shortfall Estimated Working Capital (such adjusted total amount, the “Purchase Price”) and (b) assume the Assumed Liabilities.

Section 2.2. Purchased Assets; Excluded Assets. (a)  The term “Purchased Assets” means, except for the Excluded Assets, all of Seller’s right, title and interest in and to all properties and assets (tangible or intangible) used or held in connection with the Station Business, including the following:

(i)            all of the land, buildings, structures, improvements, fixtures and other real property and the easements, rights of way, appurtenances thereon or thereto and other similar rights and interests in real property owned by Seller and used or held for use in connection with the Station Business (collectively, with the property described on Schedule 2.2(a)(i)(A), the “Owned Real Property”) and Seller’s leasehold or license interest in all of the real property leased or licensed by Seller that is occupied, used or held for use in connection with the Station Business and all improvements thereon (collectively, with the property described on Schedule 2.2(a)(i)(B), the “Leased Real Property”);

(ii)           all tangible assets and properties, including machinery and equipment, spare parts and supplies, vehicles, plant, inventory, accessories, tooling, tools, furniture, computers, telecommunications equipment, the Transmission Equipment, Transmission Structures, office equipment and supplies, furnishings and fixtures, physically located on the Real Property or owned, used or held for use by or on behalf of Seller in connection with the Station Business (collectively, with the property described on Schedule 3.3(a), the “Tangible Personal Property”);

(iii)         all program and programming materials and elements of whatever form or nature owned by Seller and used in connection with the Station Business, whether recorded on tape or any other media or intended for live performance, and whether completed or in production, and all related common law and statutory Copyrights owned by or licensed to Seller and used in connection with the Station Business, together with all other Intellectual Property owned, used or held for use by Seller in connection with the Station Business, including the registrations and applications listed on Schedule 3.9(b) (collectively, the “Transferred Intellectual Property”);

(iv)          all information and data, FCC logs and other compliance records, sales and business records, books of account, files, invoices, inventory records, accounting records, correspondence, technical information and engineering data, maintenance, operating and production records, advertising studies, lists of advertisers and other advertising materials, marketing and demographic data, local public files, publications, customer lists, cost and pricing information, business plans, quality control records and manuals, blueprints, litigation and regulatory files, personnel records, customer credit records and all other books, documents and records used or held for use in connection with the Station Business or relating to the Purchased Assets wherever located;

(v)            subject to Sections 2.3(b)(ix) and 2.5, all rights in and to the Existing Contracts (including Trade Agreements) and the Contracts entered into between the Effective Date and the Closing Date in accordance with Section 5.2 and the other terms and conditions of this Agreement (collectively, the “Assumed Contracts”), including all rights to receive goods and services purchased pursuant to such Assumed Contracts, and to assert claims and take other actions in respect of breaches or other violations thereof;

(vi)          subject to Section 2.5, (A) all Permits, (B) all assignable rights and interests of Seller in the FCC Licenses and (C) all applications for any of the foregoing, together with any renewals, extensions, or modifications thereof and additions thereto;

(vii)         the Accounts Receivable;

(viii)        all of Seller’s prepayments, deposits, claims for refunds and prepaid expenses relating to the Station Business, the Purchased Assets or the Assumed Liabilities;

(ix)          all claims, counterclaims, credits, causes of action, chooses in action, rights of recovery, and rights of indemnification or setoff against third parties and other claims arising out of or relating to the Station Business, the Purchased Assets or the Assumed Liabilities and all other intangible property rights which relate solely to the operation of the Stations, the Purchased Assets or the Assumed Liabilities;

(x)           all goodwill of or relating to the Stations or the Station Business, as well as the exclusive ownership of and right to use (A) the domain name “www.wgtu.com” (the “Station Domain Name”), and (B) the call signs WGTU and WGTQ (collectively and individually, the “Station Call Signs”), and any derivative of the foregoing;

(xi)          warranties covering Tangible Personal Property to the extent transferable by Seller;

(xii)         all amounts payable to Seller, if any, from the United States Copyright Office or such arbitral panels as may be appointed by the United States Copyright Office which have not been paid to Seller as of the Closing and that relate to the Station Business;

(xiii)       all of Seller’s rights under all insurance policies of Seller to the extent that such policies cover any Assumed Liabilities; and

(xiv)        all other assets reflected on the Financial Statements, with such additions and subtractions thereto as are necessary to reflect acquisitions and dispositions, as appropriate, (A) made in the ordinary course of business from the Financial Statements Date through the Effective Date and (B) from the Effective Date through the Closing Date in accordance with Section 5.2 and the other terms of this Agreement.

Notwithstanding anything herein to the contrary, in the event that the existence or condition of any asset (including an asset which, but for this sentence, would be deemed to be a Purchased Asset) constitutes or arises out of a breach or inaccuracy of any representation or warranty or the non-fulfillment or breach of any covenant, agreement or obligation of Seller hereunder, then

Buyer shall have the right to elect at any time to deem such asset to be an Excluded Asset for purposes hereof.

(b)           Buyer shall not acquire from Seller pursuant to this Agreement any of the Excluded Assets. “Excluded Assets” means:

(i)            Seller’s limited liability company charter, organizational and related documents;

(ii)           any of the rights of Seller under this Agreement and the other agreements, certificates and documents delivered in connection herewith;

(iii)         Tangible Personal Property disposed of or consumed in the ordinary course of Station Business and in accordance with Section 5.2 and the other terms of this Agreement, between the Effective Date and the Closing Date;

(iv)          all claims for refunds of monies paid to any Governmental Authority through and including the Closing Date and all claims for Copyright royalties for broadcasts through and including the Closing Date;

(v)            any Contract that is not an Assumed Contract;

(vi)          any rights of Seller under any insurance policies owned by Seller, except to the extent that any such policies cover any Assumed Liability;

(vii)         refunds or claims for refunds with respect to Taxes paid or to be paid by Seller with respect to the period through and including the Closing Date;

(viii)        all of the cash and cash equivalents, bank accounts, investments and other securities of the Stations on hand and in accounts;

(ix)          all tax returns and supporting materials, all original financial statements and supporting materials and all related books and records that Seller is required by law to retain;

(x)           any personal property that is listed on Schedule 2.2(b) and located at Seller’s offices, but owned by any employee of Seller;

(xi)          Seller’s parent’s centralized accounting software; and

(xii)         all intercompany receivables, as set forth in the Financial Statements.

Section 2.3. Assumed Liabilities; Buyer Not Successor to Seller; Excluded Liabilities. (a)  Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall assume from Seller, only the Assumed Liabilities. Buyer shall perform and discharge any and all Assumed

Liabilities when due. “Assumed Liabilities” means the following (and only the following), and only to the extent not excluded pursuant to Section 2.3(b):

(i)            trade accounts payable of the Station Business for the purchase of goods and services, including amount payable under programming contracts, and the current accrued liabilities and expenses specified in Schedule 3.15, in each case only to the extent related to the Station Business and incurred in the ordinary course of business (the “Accounts Payable”);.

(ii)           subject to Section 2.5 hereof, liabilities, obligations and commitments under the Assumed Contracts accruing with respect to the period commencing after the Closing Date (excluding, however, any liability or obligation arising from or relating to the performance or non-performance thereof on or prior to and including the Closing Date); and

(iii)         all Taxes allocated to Buyer pursuant to the terms and subject to the conditions of Section 5.7.

Notwithstanding anything herein to the contrary, in no event shall Buyer be deemed to have assumed any liability or obligation (including a liability or obligation which, but for this sentence, would be deemed to be an Assumed Liability) where the existence or nature of such liability or obligation constitutes or arises out of a breach or inaccuracy of any representation or warranty or the non-fulfillment or breach of any covenant, agreement or obligation of Seller hereunder.

(b)           Buyer shall not be the successor to Seller, and Buyer expressly does not assume and shall not become liable to pay, perform or discharge, any obligation or liability whatsoever of Seller or relating to the Station Business or any of the Purchased Assets other than the Assumed Liabilities. All obligations, liabilities and commitments other than the Assumed Liabilities are referred to herein as the “Excluded Liabilities.”  Seller shall pay, perform and discharge when due, all of the Excluded Liabilities. Without limitation of the foregoing, the term “Excluded Liabilities” includes the following liabilities, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, and, unless otherwise expressly provided herein, whenever arising:

(i)            all liabilities and obligations relating to or arising out of the Excluded Assets;

(ii)           all Taxes allocated to Seller pursuant to the terms and subject to the conditions of Section 5.7;

(iii)         any claims, demands, liabilities or obligations of any nature whatsoever (including claims, demands, liabilities or obligations in respect of environmental matters, occupational safety, workers’ or workmen’s compensation, grievance proceedings or actual or threatened litigation, suits, claims, demands or governmental proceedings) which arose or were incurred on or before the Closing Date, or which arise from or are based on events occurring or conditions existing on or before the Closing Date;

(iv)          any liabilities or obligations with respect to the Employees, including the Accrued Compensation, the COBRA Obligations and any liability or obligation arising under any Plan or other compensation arrangement of Seller;

(v)            any liability or obligation to present or former members of Seller;

(vi)          all liabilities and obligations of Seller under this Agreement, the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby;

(vii)         any obligations, liabilities or commitments under the Assumed Contracts to the extent such obligations, liabilities and commitments relate to the period prior to the Closing Date or the Transfer Date (if consent to assignment thereof is required), and all obligations, liabilities and commitments under any Contract not listed on Schedule 3.10 other than (A) the Ordinary Course Contracts and (B) Contracts entered into by Seller in respect of the Station Business between the Effective Date and the Closing Date in accordance with Section 5.2 and the other terms of this Agreement;

(viii)        [reserved]

(ix)          any obligation of Seller under any agreement limiting Seller’s ability to compete in the Station Business, to the greatest extent possible under such agreement;

(x)           except as otherwise provided in Section 2.3(a)(i), any liability or obligation to third parties and claims from third parties to the extent based on circumstances existing on or prior to the Closing Date or the conduct of the Station Business to the extent such conduct occurred on or before the Closing Date;

(xi)          except as otherwise provided in Section 2.3(a)(i), all other obligations and liabilities arising from the operation of the Station Business or the ownership of the Purchased Assets on or prior to the Closing Date, including intercompany payables (as defined in the Financial Statements); and

(xii)         any liabilities of Seller not related exclusively to the Station Business or the Purchased Assets.

Section 2.4. Closing. Pursuant to the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Covington & Burling, 1201 Pennsylvania Avenue, N.W., Washington, D.C., at 10:00 a.m. local time on the first day of the calendar month immediately following the date on which all conditions set forth in Article VI shall have been satisfied or waived, or such other time and place (including by facsimile or electronic exchange) as Buyer and Seller may agree to (such date of the Closing hereinafter referred to as the “Closing Date”).

Section 2.5. Procedures for Certain Purchased Assets Not Freely Transferable.

(a)           If any property or right (other than the Permits) included in the Purchased Assets is not assignable or transferable to Buyer either by virtue of the provisions thereof or under applicable Law without the consent of one or more third Persons (each, a “Non-Assignable Right”), Seller shall use its commercially reasonable efforts, to obtain such consents after the execution of this Agreement until such consent is obtained. If any such consent in respect of a Non-Assignable Right cannot be obtained prior to the Closing Date and the Closing shall occur, (i) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, but (A) Seller shall use its commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date and (B) Buyer shall cooperate, to the extent commercially reasonable, with Seller in Seller’s efforts to obtain such consents; and (ii) at Buyer’s election, (A) the Non-Assignable Right shall be an Excluded Asset and Buyer shall have no obligation pursuant to Sections 2.2(a) or 2.3(a) or otherwise with respect to any such Non-Assignable Right or any liability with respect thereto or (B) Seller shall use its commercially reasonable efforts to obtain for Buyer substantially all of the practical benefit and burden of such property or rights, including by (1) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Buyer and Seller and (2) subject to the consent and control of Buyer, enforcement, at the cost and for the account of Buyer, of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

(b)           If any of the Permits included in the Purchased Assets are not so assignable or transferable without obtaining a replacement license or permit, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and Seller shall cooperate with Buyer in its efforts to obtain replacement licenses or permits issued in Buyer’s name. If any replacement license or permit cannot be obtained prior to the Closing Date and the Closing occurs, Seller agrees to allow Buyer to operate under its Permits if permitted by applicable Laws or applicable Governmental Authorities for a period of up to ninety (90) days after the Closing (or such longer period as may be reasonably necessary for Buyer, using its commercially reasonable efforts, to obtain the replacement licenses or permits).

Section 2.6. Working Capital Adjustment.

(a)           No later than three (3) Business Days prior to the Closing, Seller shall provide to Buyer a statement of the Working Capital (the amount of the Working Capital set forth therein, the “Estimated Working Capital,” and such statement, “Seller’s WC Statement”), together with a certificate of an officer of Seller certifying that the Seller’s WC Statement has been prepared in compliance with the requirements of this Section 2.6. Seller’s WC Statement shall be prepared in accordance with GAAP on a basis consistent with Exhibit 2.6(a), and, without limitation to the foregoing, shall not include any Excluded Assets or Excluded Liabilities.

(b)           Buyer shall have thirty (30) days to review Seller’s WC Statement. In the event that Buyer determines that the Seller’s WC Statement overstates the Working Capital, Buyer shall notify Seller, in writing, of any objections Buyer may have with respect to Seller’s WC Statement (any such notice shall (i) present such objection(s) in reasonable detail, (ii)

include supporting calculations and documentation (to the extent deemed by Buyer to be necessary) and (iii) propose an adjustment to the Estimated Working Capital) (a “WC Objection”). In the event that Buyer fails to deliver to Seller a WC Objection within such thirty (30) -day period, Buyer shall be deemed to have accepted and consented to the calculations and determinations made in Seller’s WC Statement and the Estimated Working Capital shall be deemed to be the “Final WC Amount.”

(c)           In the event that Buyer delivers a WC Objection within thirty (30) days of its receipt of Seller’s WC Statement, Seller and Buyer shall attempt in good faith to resolve any dispute concerning the item or items subject to an objection raised in the WC Objection (the “Disputed Items”) within thirty (30) days of Seller’s receipt of such WC Objection. If Seller and Buyer are unable to resolve any such dispute within such thirty (30) -day period (or such longer period as Seller and Buyer shall mutually agree to in writing), such dispute shall be resolved by PricewaterhouseCoopers, or such other independent accounting firm of national recognition mutually selected by Buyer and Seller, acting as arbitrator (the “Referee”) in accordance with the arbitration procedures set forth on Exhibit 2.6(c). Only items specified in the written objection shall be subject to adjustment by the Referee. The Estimated Working Capital, as modified by any adjustments determined to be appropriate by the Referee, shall then be the “Final WC Amount.”

(d)           The amount of the Purchase Price shall be adjusted following the Closing Date as follows:  (i) the Purchase Price shall be increased by the amount, if any, by which the value of the Final WC Amount is greater than the value of the Estimated Working Capital, and (ii) the Purchase Price shall be decreased by an amount, if any, by which the value of the Final WC Amount is less than the value of the Estimated Working Capital (the absolute value of the difference between the value of the Estimated Working Capital and the Final WC Amount, the “Working Capital Adjustment”).

(e)           If the adjustment required by this Section 2.6 results in a net increase in the Purchase Price, Buyer shall pay to Seller, by electronic bank transfer of immediately available funds directly to the account set forth on Schedule 6.2(d)(i) (or such other method of funds transfer as may be agreed upon by Buyer and Seller), an amount equal to the Working Capital Adjustment within ten (10) days after such final determination of the Final WC Amount (or agreement as to any undisputed portion of such adjustment) (such date of final determination of the Final WC Amount, or agreement as to any undisputed portion of such adjustment, the “Settlement Date”). If the adjustment required by this Section 2.6 results in a net decrease in the Purchase Price, Seller shall pay to Buyer, by electronic bank transfer of immediately available funds directly to the account set forth on Schedule 2.6(e) (or such other method of funds transfer as may be agreed upon by Buyer and Seller), an amount equal to the Working Capital Adjustment within ten (10) days after the Settlement Date. All amounts due and payable under this Section 2.6 shall be paid with interest thereon accruing from the Closing Date to the date of payment at the Citibank, N.A. prime rate in effect on the Business Day immediately prior to the due date of the payment.

(f)            Seller shall allow Buyer, in Buyer’s sole discretion and at Buyer’s sole cost and expense, to engage an asset appraisal firm to prepare, on behalf of Buyer, an appraisal of the Purchased Assets and Seller shall reasonably cooperate with Buyer and any such appraisal firm conducting an appraisal of the Purchase Assets on behalf of Buyer. Buyer and Seller shall negotiate in good faith to reach agreement within ten (10) days following the Closing regarding the allocation of the Purchase Price among the Purchased Assets (the “Allocation”). Seller and Buyer hereby agree that the Allocation shall be final and conclusive with respect to the allocation of the Purchase Price among the Purchased Assets, and Seller and Buyer hereby further agree (i) to use the Allocation for all accounting, financial reporting and Tax purposes; (ii) that any Tax Returns or other Tax information they may file or cause to be filed with any governmental agency or fiscal intermediary shall be prepared and filed in a manner consistent with such Allocation; and (iii), in furtherance of the foregoing and to the extent required, they will each properly and timely file Form 8594 in accordance with Section 1060 of the Code. All costs of preparing the Allocation shall be borne one half by Buyer and one half by Seller. In the event that Buyer and Seller are unable to reach agreement on the Allocation within the ten (10)-day period provided for above, then each party shall make its own determination of the allocation of the Purchase Price among the Purchased Assets for financial reporting and Tax purposes.

Section 2.7. Escrow Agreement. Contemporaneously with the execution and delivery of this Agreement, Buyer shall deliver to the Escrow Agent the Escrow Amount to secure Buyer’s obligation to consummate the transactions contemplated hereby pursuant to the terms and subject to the conditions hereof. The Escrow Amount shall be held in escrow by the Escrow Agent in an interest bearing account subject to the terms of the Escrow Agreement, which shall be executed and delivered by the Parties contemporaneously with the execution and delivery of this Agreement. In the event of a termination of this Agreement, the Escrow Amount shall be distributed as provided in Section 7.2(b). In the event of the Closing, the Escrow Amount shall continue to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement (such amounts upon closing, the “Indemnification Escrow Deposit”), and (iii) the Indemnification Escrow Deposit shall be distributed in accordance with the terms of the Escrow Agreement and Article VIII hereof.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer to enter into this Agreement and to purchase the Purchased Assets and assume the Assumed Liabilities, each Seller, jointly and severally, hereby represents and warrants to Buyer as follows, with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular disclosure Schedule numbered and captioned to correspond to, and referenced in, such representation or warranty:

Section 3.1. Organization, Standing and Power. Each Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Seller is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except where any failure, individually or in the aggregate, to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect. Neither Seller has ever conducted the Station Business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other names, other than the name “Max Media of Traverse City LLC” and “MTC License LLC”.

Section 3.2. Authority; Binding Agreements. The execution and delivery of this Agreement and the other agreements, certificates and documents delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Seller. Seller has all requisite limited liability company power and authority to enter into this Agreement and the other agreements, certificates and documents delivered in connection herewith and to consummate the transactions contemplated hereby and thereby, and this Agreement and the other agreements, certificates and documents delivered in connection herewith have been, or upon execution and delivery thereof will be, duly executed and delivered by Seller. This Agreement and the other agreements, certificates and documents delivered in connection herewith are, or upon execution and delivery thereof will be, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor’s rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 3.3. Tangible Personal Property. Schedule 3.3(a) lists all items of Tangible Personal Property included in the Purchased Assets. Except as otherwise set forth in Schedule 3.3(a), all items of Tangible Personal Property are in good operating condition and adequate repair (ordinary wear and tear excepted). Seller has, and on the Closing Date, Buyer will enjoy, peaceful and undisturbed possession under all leases of Tangible Personal Property. Schedule 3.3(b) lists all items of Tangible Personal Property used in connection with, and when in good operating order material to, the Station Business, which items have been transferred or disposed without replacement thereof with functionally equivalent or superior Tangible Personal Property during the one (1) -year period prior to the Effective Date.

Section 3.4. Conflicts; Consents. The execution and delivery of this Agreement and the other agreements, certificates and documents contemplated hereby, the consummation of the transactions contemplated hereby or thereby and compliance by Seller with any of the provisions hereof or thereof do not and will not:

(a)           conflict with or result in a breach of the articles of organization, limited liability company operating agreement or other constitutive or organizational documents of Seller;

(b)           conflict with, result in a material default or give rise to any right of termination, cancellation, modification or acceleration under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation (other than the FCC Licenses) to which Seller is a party, or by which the Stations or any of the Purchased Assets may be bound or affected except for (i) required consents in respect of certain Assumed Contracts as set forth on Schedule 3.4(b)(i); and (ii) required consents of, approvals by, notifications to or filings with, as applicable, any Governmental Authority in respect of certain Permits as set forth on Schedule 3.4(b)(ii);

(c)           subject to receipt of the FCC Consent, violate any Law applicable to Seller, the Stations or any of the Purchased Assets;

(d)           result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Purchased Assets; and

(e)           except for requirements listed in Schedule 3.4(b)(ii) in respect of certain of the Permits and except for the FCC Consent, require the consent or approval by, or any notification of or filing with, any Governmental Authority.

Section 3.5. Financial Information; No Undisclosed Liabilities. Schedule 3.5 contains the following financial statements (the “Financial Statements”) for the Stations: (a) the unaudited balance sheets as of the end of the fiscal years ended December 31, 2005 and December 31, 2006 and the related unaudited statements of income for the respective fiscal years then ended, and (b) the unaudited balance sheet as of May 31, 2007 and the related unaudited statement of income for the five-month period then ended. Except for the absence of footnotes and normal year-end adjustments or accruals for the statements set forth in (b) above, the Financial Statements have been prepared in accordance with GAAP, present fairly the financial condition of the Stations at the respective dates thereof and the results of operations of the Stations for the periods then ended, and are true and complete in all material respects. There are no liabilities or obligations of Seller related to the Stations or the Purchased Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required by GAAP to be reflected in financial statements other than (y) liabilities disclosed or provided for in the Financial Statements and (z) liabilities incurred in the ordinary course of business consistent with past practice since the Financial Statements Date that are not material to the Station Business, and, to Seller’s Knowledge, there is no circumstance currently existing that could reasonably be expected to result in any such liability or obligation.

Section 3.6. Absence of Changes. Except as set forth in Schedule 3.6, since the Financial Statements Date, Seller has operated the Stations in the ordinary course of business consistent with past practice, and there has not been in connection with or related to the Stations:

(a)           any Material Adverse Effect;

(b)           any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by Seller, other than current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

(c)           any payment, discharge or satisfaction of any claim or obligation of Seller, except in the ordinary course of business and consistent with past practice;

(d)           any sale, assignment or other disposition of any tangible asset of Seller (except for obsolete equipment disposed of in the ordinary course of business consistent with past practice) or any sale, assignment, license, transfer or other disposition of any Intellectual Property or any other intangible assets;

(e)           except in the ordinary course of business, any amendment, modification or termination of any Material Contract;

(f)            any creation of any material claim or Lien (other than Permitted Liens) on any property of Seller;

(g)           any material write-down of the value of any asset of Seller or any material write-off as uncollectible of any Account Receivable or any portion thereof;

(h)           any adverse change in cable carriage or channel position on which the Stations are carried (on any cable system with more than 1,000 subscribers);

(i)            any written notice from any of the Stations’ sponsors as to any of such sponsor’s intention not to conduct business with the Stations, the result of which loss or potential loss of business, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(j)            any period of four (4) or more consecutive days during which either of the Stations was off the air for any reason or a period of fifteen (15) or more days during which either of the Stations operated at substantially reduced power;

(k)           any capital expenditure or commitment or addition to property, plant or equipment of Seller, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000);

(l)            any increase in the compensation of any Employee, officer, shareholder, director, consultant or agent of Seller, including any increase pursuant to any bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment, other than in the ordinary course of business consistent with past practice;

(m)          any material damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of Seller;

(n)           any cancellation, delinquency or loss of any permit, approval, franchise, concession, license or other governmental authorization;

(o)           any institution of, settlement of or agreement to settle any litigation, arbitration, action or proceeding;

(p)           any change in the accounting methods or accounting practices followed by Seller or any change in depreciation or amortization policies or rates;

(q)           any agreement or action not otherwise referred to in items (a) through (p) above entered into or taken that is material to the Station Business; or

(r)           any agreement or commitment, whether in writing or otherwise, to take any of the actions specified in the foregoing items (a) through (q).

Section 3.7. Good Title; Sufficiency of Assets.

(a)           Except as set forth in Schedule 3.7(a), Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens and Liens to be discharged at Closing pursuant to the terms and subject to the conditions set forth in this Agreement). At the Closing, Buyer will acquire from Seller, good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens and Liens to be discharged at Closing pursuant to the terms and subject to the conditions set forth in this Agreement).

(b)           The Purchased Assets, together with the Excluded Assets, constitute all of the properties, interests, assets and rights of Seller related to the Stations and constitute all those necessary to continue to operate the Station Business consistent with current and historical practice.

Section 3.8. Real Property.

(a)           Schedule 2.2(a)(i)(A) sets forth a true and complete description of all Owned Real Property and Schedule 2.2(a)(i)(B) sets forth a true and complete description of all Leased Real Property. The Real Property comprises all real property interests used by Seller to conduct the Station Business as now conducted. The Purchased Assets include all real property interests used or held for use in connection with the Station Business.

(b)           Seller is the sole owner or holder of and has good and marketable fee simple title to, all Owned Real Property and has a good, valid and existing leasehold estate in each Leased Real Property, in each case, insurable at standard rates and free and clear of all Liens affecting title to or the use and occupancy of such Owned Real Property or Leased Real Property, as applicable, except for Permitted Liens.

(c)           Schedule 3.8(c) sets forth a true and complete list of (i) all title insurance policies, deeds, and other documentation evidencing ownership of all Owned Real Property, (ii) all surveys in the possession or under the control of Seller related to the Owned Real Property, and (iii) all Contracts or documentation related to appurtenances or improvements to the Owned Real Property, true and complete copies of which, in each case, have been provided to Buyer.

(d)           Seller has provided Buyer with true and complete copies of each of the leases, subleases, licenses and other Contracts with respect to all Leased Real Property, and Seller is the sole owner and holder of all of the leasehold interests and estates purported to be granted by such leases or subleases or the interests granted by such licenses or other Contracts. Seller has not granted any oral or written right to any other Person to lease, sublease, license or otherwise use or occupy any of the Leased Real Property through the end of the applicable periods of such lease, sublease, license or other Contract. Seller has, and on the Closing Date, Buyer will enjoy, peaceful and undisturbed possession under all leases, subleases or other Contracts with respect to the Leased Real Property. Seller has not received, nor sent to any tenant, subtenant, or licensee of Seller, any written notice of default under any lease, sublease, license or other Contract with respect to the Leased Real Property that remains outstanding or uncured as of the Effective Date. Seller has no Knowledge of any event which now constitutes, or which upon the giving of notice or the passage of time, or both, would give rise to, any default in the performance by it or any tenant, subtenant, or licensee of Seller of any obligation under any lease, sublease, license or other Contract with respect to the Leased Real Property.

(e)           The Real Property and all appurtenances and improvements thereto or thereon, as used, constructed or maintained by Seller at any time, conform to applicable Laws (including all building, fire, health and Environmental Laws) and no notices of violation of any such Laws have been issued by any Governmental Authority with respect to any Real Property. Each Real Property (including the improvements thereon) (i) is in good operating condition and repair (ordinary wear and tear excepted) and no condition exists which could reasonably be expected to interfere with the customary use and operation thereof and (ii) is available for immediate use in the conduct of the Station Business.

(f)            All (x) Towers, buildings (including transmitter buildings) and other structures and improvements used in connection with the operation of the Stations (collectively, “Transmission Structures”) (y) Transmission Equipment and (z) other Tangible Personal Property, are included in the Purchased Assets and are located entirely on the Real Property. Schedule 3.8(f) identifies the specific parcel of Real Property on which (i) the Towers and Transmission Equipment are, located and (ii) the main studios, and any other studios, of the Stations are located and designates which of such studios are the main studios of each Station. Seller has, and upon the Closing Buyer shall acquire from Seller, full legal and practical access to Real Property, and each parcel of Real Property is accessible without charge by a public right of way or is otherwise reasonably accessible for purposes of conducting the use of each such property, as currently conducted, including reasonable access between and among each transmitter building, the Tower corresponding thereto and, if applicable, each guy anchor supporting each such Tower. All ingress and egress to, from, between and among the transmitter building, the Tower corresponding thereto and, if applicable, each guy anchor supporting each such Tower are located entirely on the Real Property; provided that to the extent that any transmitter building, Tower, or, if applicable, guy anchor supporting any Tower is located on an easement comprising the Real Property, such easement (and the corresponding transmitter building, Tower, or guy anchor thereon) is identified and described on Schedule 3.8(f). None of the Transmission Structures or the use thereof violates any restrictive covenants or encroaches on any property owned by any other Person, and all such Transmission Structures are constructed in conformity with all “set-back” lines, easements and other restrictions or rights of record of the Real Property. No condemnation or eminent domain proceeding is pending or, to Seller’s Knowledge, threatened which could reasonably be expected to preclude or impair in any way the use of any Real Property. There are no structural or other defects in the Transmission Structures and all such Transmission Structures have been maintained in accordance with generally accepted standards in the broadcast industry.

(g)           No part of any Real Property is subject to any building or use restrictions that could reasonably be expected to restrict or prevent the present use and operation of such Real Property, and each parcel of Real Property is properly and duly zoned for its current use, and such current use is in all respects a conforming use. No Governmental Authority has issued or, to Seller’s Knowledge, threatened to issue, any notice or order that could reasonably be expected to affect adversely the use or operation of any Real Property, or require any repairs, alterations, additions or improvements thereto, or the payment or dedication of any money, fee, exaction or property. There is no actual, or to Seller’s Knowledge, pending, imposition of any assessments for public improvements with respect to any Real Property and, to Seller’s Knowledge, no such improvements have been constructed or planned that would be paid for by means of assessments upon any Real Property.

(h)           Each part of the Real Property is located on public roads and streets, and all utility systems required in connection with the use, occupancy and operation of each parcel of Real Property are sufficient for their present purposes and are fully operational and in working order. Each Real Property consists of sufficient land, parking areas, sidewalks, driveways and other improvements to permit the continued use of such Real Property in the manner and for the purposes to which each is currently devoted.

(i)            No member of Seller is a “foreign person” as defined in Section 1445 of the Code.

Section 3.9. Intellectual Property.

(a)           Seller owns all right, title and interest in and to, or has valid license rights to, all of the Transferred Intellectual Property.

(b)           The Transferred Intellectual Property includes all Intellectual Property necessary for the conduct of the Station Business as is it is presently conducted. Schedule 3.9(b) sets forth a true and complete list of all registrations, applications for registration and similar filings with any Governmental Authority relating to the Transferred Intellectual Property owned by Seller. Seller has provided true and complete copies of all such registrations, applications and similar filings to Buyer, and has taken all action necessary to prosecute all of Seller’s existing applications and to maintain all such registrations in full force and effect, and has not taken or failed to take any action which could reasonably be expected to have the effect of waiving any rights to the Intellectual Property.

(c)           Schedule 3.9(c) lists all license agreements in respect of any of the Transferred Intellectual Property either licensed by Seller as licensor to third parties or licensed by third parties to Seller as licensee.

(d)           To the Knowledge of Seller, none of the Transferred Intellectual Property infringes any rights owned or held by any other Person, and there is no claim pending or, to Seller’s Knowledge, threatened contesting Seller’s right exclusively to use any of the Transferred Intellectual Property. To Seller’s Knowledge, no Person is infringing, misappropriating or otherwise conflicting with the rights of Seller in any Transferred Intellectual Property. There are no claims pending or, to Seller’s Knowledge, threatened by any Person in respect of the ownership, validity, enforceability or use of any of the Transferred Intellectual Property.

(e)           Seller has taken all reasonable measures to protect and preserve the security, confidentiality, value and ownership of the Know-How and other confidential information included in the Purchased Assets. To Seller’s Knowledge, none of the Know-How is part of the public domain or knowledge, nor, to Seller’s Knowledge, has the Know-How been used by, disclosed or divulged to, or appropriated by or for the benefit of any Person other than Seller or otherwise to the detriment of the Station Business.

Section 3.10. Contracts.

(a)           Schedule 3.10 sets forth a true and complete list of all Contracts related to the Station Business to which Seller is a party or by which it is bound, or to which any of the Purchased Assets are subject, except for (i) orders for the purchase of supplies, and (ii) routine Contracts, in each case entered into in the ordinary course of business, having an unexpired term of less than twelve (12) months and involving aggregate remaining payments of less than Five Thousand Dollars ($2,500) ((i) and (ii), the “Ordinary Course Contracts”). All of the Ordinary Course Contracts, in the aggregate, do not involve payment of more than Twenty-Five Thousand Dollars ($25,000). All Contracts identified or otherwise referenced on Schedule 3.10 are collectively referred to herein as the “Material Contracts” and the Material Contracts, together with the Ordinary Course Contracts, are collectively referred to herein as the “Existing Contracts.”

(b)           Seller has made available to Buyer true and complete copies of all written Material Contracts and set forth on Schedule 3.10 are true and complete descriptions of the material terms and conditions of all oral Material Contracts. All of the Material Contracts are, and on the Closing Date will be, in full force and effect, constituting valid and binding obligations of the parties thereto and enforceable in accordance with their respective terms. There exists no default, or any event which upon notice or the passage of time, or both, could reasonably be expected to give rise to any default in the performance by Seller or by any other party under any Material Contract. Seller has not received any notice that any party to any of the Material Contracts intends to cancel or terminate any Material Contract.

Section 3.11. Compliance with Law; Permits. The business and operations of the Stations are, and as of the Closing Date will have been, conducted in all material respects in compliance with all applicable Laws. Schedule 3.11 sets forth a true and complete list of all of the Permits, including any registrations of Transmission Structures (true and complete copies of which are attached thereto). Other than the FCC Licenses, the Permits set forth on Schedule 3.11 constitute all permits, approvals, franchises, concessions, licenses or other governmental authorizations of every character whatsoever that are required by applicable Law or Governmental Authorities for the lawful ownership and operation of the Station Business and the Purchased Assets. Seller is in compliance in all material respects with the terms of all of the Permits, the Permits are in full force and effect, and no violations are or have been recorded in respect of any thereof. No proceeding is pending or, to Seller’s Knowledge, threatened, to cancel, suspend, revoke or limit any of the Permits and, to Seller’s Knowledge, there is no basis for any such proceeding.

Section 3.12. Regulatory Matters.

(a)           Seller is, and at all times from and after the date of this Agreement to and including the Closing Date will be, legally, financially and otherwise qualified under the Communications Act to perform its obligations hereunder, to be the licensee of, and to own and operate the Stations. To Seller’s Knowledge, no fact or circumstance exists relating to the FCC qualifications of Seller that (i) could reasonably be expected to prevent or delay the FCC from granting the Assignment Application or (ii) would otherwise disqualify Seller as the licensee, owner, operator or transferee of the Station.

(b)                                  Schedule 3.12(b) accurately and completely lists all FCC Licenses and all material pending applications filed with the FCC by Seller with respect to the Stations, true and complete copies of which are attached thereto. Neither any Seller nor any of its Affiliates is the holder, permittee, lessee or licensee of any spectrum licensed by the FCC with respect to the Market other than such spectrum licensed to Seller pursuant to the FCC Licenses.

(c)                                  Each of the Stations has been assigned a channel by the FCC for the provision of digital television (“DTV”) service, and the FCC Licenses include such authorizations. Except as set forth on Schedule 3.12(c), the Stations are broadcasting the DTV signal in accordance with such authorizations in all material respects and the Stations are in compliance in all material respects with the FCC’s DTV build-out requirements. Seller has not leased, licensed, assigned, conveyed or otherwise encumbered any Station’s DTV spectrum or any portion thereof.

(d)                                  Except as set forth on Schedule 3.12(b), no application, action or proceeding is pending for the renewal of any FCC License as to which any petition to deny or objection has been filed and, to Seller’s Knowledge, there is neither now, or on the Closing Date, before the FCC any investigation, proceeding, notice of violation, or order of forfeiture relating to either of the Stations that, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth and described in Schedule 3.12(b), there is not now pending and, to Seller’s Knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Licenses that, if adversely determined, could reasonably be expected to have a Material Adverse Effect (other than proceedings to amend the Communications Act or proceedings of general applicability to the broadcast television industry).

(e)                                  Each of the Stations is owned and operated by Seller in material compliance with (i) the terms of the FCC Licenses and (ii) the Communications Act, including the Main Studio Rules. Seller has filed or made all applications, reports, and other disclosures required by the FCC to be made in respect of each of the Stations and have or will have timely paid all FCC regulatory fees in respect thereof, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No licenses, authorizations, permits or other rights other than the Permits and the FCC Licenses are required to own and operate the Stations in substantially the same manner as each is being operated as of the date hereof and as of the Closing Date. To Seller’s Knowledge, the FCC Licenses are as of the date hereof, and on the Closing Date will be, in full force and effect and except as set forth and described in Schedule 3.12(b) are not, and on the Closing Date will not be, subject to any condition except conditions applicable to broadcast television licenses generally, or as otherwise disclosed on the face of the FCC Licenses. Seller has no reason to believe that the FCC will not renew any FCC Licenses in the ordinary course.

(f)                                    Schedule 3.12(f) identifies the Towers on which the main analog antenna of each of the Stations is mounted and the Towers on which Seller has mounted, or intends to mount, as applicable, the main digital antenna of each of the Stations. The Transmission Structures are registered to the extent required by Law and all such Transmission Structures have been constructed, and are operated and maintained, in compliance in all material respects with the FCC Licenses and all applicable Laws, including the Communications Act and those promulgated by the FAA (and including, to the extent applicable, all such Laws concerning the marking, painting, lighting, height and registration of the Transmission Structures).

(g)                                 Seller has provided Buyer copies of all conducted or obtained engineering studies (including studies in respect of wind load) in its possession.

(h)                                 All Transmission Equipment is (i) in good operating condition and adequate repair (ordinary wear and tear excepted) and (ii) operated and maintained in accordance with good engineering practices and in material compliance with all applicable Laws, including the Communications Act and the FCC Licenses.

(i)                                    Each of the Stations is operating at the effective radiated power authorized under the applicable FCC Licenses.

(j)                                    To Seller’s Knowledge, the Stations do not cause or receive any material interference that is in violation of the Communications Act or any other applicable Laws.

(k)                                All material returns, reports and statements that Seller is currently required to file with the FCC or FAA have been filed.

Section 3.13. Cable and Satellite Matters.

(a)                                  Schedule 3.13(a) sets forth a true and complete list of:

(i)                                    all MVPDs that carry the Stations’ signals, and the channel on which the each of the Stations’ signals are carried;

(ii)                                (A) all MVPDs in the Market to which Seller has provided a must-carry notice or retransmission consent notice in accordance with the provisions of the Communications Act for all or any portion of the three (3) -year period commencing January 1, 2006, for cable systems and Direct Broadcast Satellite (“DBS”) systems, including in each case a detailed description of the disposition and current status of each such must-carry or retransmission consent notice, and (B) a list of all MVPDs in the Market to which Seller has not provided any such must-carry or retransmission consent notice;

(iii)                            all retransmission consent or Copyright indemnification Contracts entered into with any MVPD other than an MVPD in the Market with respect to the Stations as of the Effective Date and the expiration date for each such Contract;

(iv)                               all modifications to the geographic area in which the Stations are eligible for must-carry or retransmission consent rights under FCC rules that are pending with or have been approved by the FCC, including any appeals of such modifications to the FCC or a reviewing court;

(v)                                   all notices received by Seller or the Stations from or in connection with a DBS system relating to the intention of such DBS system to import into the Market the signals of other stations that are “significantly viewed”; and

(vi)                               all retransmission consent or Copyright Indemnification Contracts with respect to any MVPD in the Market with respect to either Station.

(b)                                  Except as set forth on Schedule 3.13(a), no MVPD has advised Seller of any signal quality or Copyright indemnity or other obstacle to carriage of the Stations’ signals, and no MVPD has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC.

(c)                                  Seller has delivered to Buyer true and complete copies of all material notices, Contracts, correspondence and other items described in Sections 3.13(a)(i)-(v).

Section 3.14. Accounts Receivable. Schedule 3.14 contains a true and complete aged list of Accounts Receivable as of the month ended immediately prior to the Effective Date. The Accounts Receivable arose in the ordinary course of business and are collectible in the face value thereof within ninety (90) days after the date of invoice, using normal collection procedures, net of the reserve for doubtful accounts set forth thereon, which reserve is adequate and was calculated in accordance with GAAP applied consistently with Seller’s past practices.

Section 3.15. Accounts Payable. Schedule 3.15 contains a true and complete list of all Accounts Payable as of the month ended immediately prior to the Effective Date, including a breakdown, in each case, of the name of the creditor, the amount payable and the date on which such account became payable. All Accounts Payable were incurred in the ordinary course of business in connection with the Station Business and are due not more than 60 days after Closing, and Seller has provided Buyer with all relevant documentation relating thereto.

Section 3.16. Litigation. Except as set forth in Schedule 3.16, there are no claims, actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened before any court, arbitrator or Governmental Authority which affect Seller, the Station Business or the Purchased Assets or which could reasonably be expected to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or the other agreements, certificates and documents delivered in connection herewith, nor, to Seller’s Knowledge, is there any reasonable basis on which any claim, action, suit, proceeding or investigation may be brought in the future. Seller has made available to Buyer true and complete copies of all court papers and other documents with respect to the matters referred to in Schedule 3.16. Except as set forth in Schedule 3.16, there is no outstanding writ, judgment, stipulation, injunction, decree, determination, award or other order of any Governmental Authority against Seller relating to the Station Business or that adversely affects the condition (financial or otherwise), or operations of the Station Business.

Section 3.17. Labor Matters. Except as disclosed in Schedule 3.17, with respect to the Station Business (a) there is no labor strike, dispute, slowdown, stoppage or lockout pending, affecting, or, to Seller’s Knowledge, threatened against Seller, and during the last three (3) years there has not been any such action and, to Seller’s Knowledge, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to lead to such an action; (b) there are no union claims to represent the Employees nor have there been any claims to represent Employees or former employees of Seller within the last three (3) years; (c) there is no written or oral Contract with any labor organization, nor work rules or practices agreed to with any labor organization or employee association, applicable to the Employees, nor is Seller a party to or bound by any collective bargaining or similar Contract; (d) there is, and within the last three (3) years has been, no representation of the Employees or former employees of Seller by any labor organization and, to Seller’s Knowledge, there are no union organizing activities among the Employees, nor does any question concerning representation exist concerning such Employees; (e) Seller has not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Laws, and Seller is, and has for the past three (3) years been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; (f) there is no unfair labor practice charge or complaint against Seller pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board or any other Governmental Authority and, to Seller’s Knowledge, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor; (g) there is no grievance pending or, to Seller’s Knowledge, threatened against Seller arising out of any collective bargaining agreement or other grievance procedure and, to Seller’s Knowledge, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor; (h) there are no charges with respect to or relating to Seller pending or, to Seller’s Knowledge, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices and, to Seller’s Knowledge, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor; (i)  Seller has not received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to Seller in respect of the Station Business and no such investigation is in progress; and (j) no complaints, lawsuits or other proceedings are pending or, to Seller’s Knowledge, threatened in any forum by or on behalf of any Employee or former employee of Seller, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract for employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with any employment relationship.

Section 3.18. Employees and Employee Benefits.

(a)                                  Schedule 3.18(a) contains a true and complete list of (i) each Employee, including details of title, date of hire, salary or wage rate, date of birth, commissions for past fiscal year, accrued leave and severance or stay bonus obligation and (ii) all written and oral Contracts (including employment and consulting agreements) between Seller on one hand, and any Employee or consultant of Seller with respect to the Station Business on the other. No Employee is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, proprietary rights agreement or similar Contract, between such Employee and Seller that would affect the performance of his duties as an employee of Buyer if employed by Buyer pursuant to the terms and subject to the conditions of Section 5.11.

(b)                                  Schedule 3.18(b) sets forth all personnel policies, rules or procedures (whether written or oral) applicable to Employees, and Seller has delivered to Buyer true and complete copies of all such written policies, rules or procedures, together with summaries of all oral policies, rules or procedures.

(c)                                  Schedule 3.18(c) contains a true and complete list of each Plan. Seller has delivered to Buyer true and complete copies of (i) each Plan for which a Plan document exists, (ii) the summary plan description for each Plan and (iii) the latest annual report, if any, which has been filed with the IRS for each Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code is, and has been determined by the IRS to be, tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such Plan or any other circumstance adversely affects its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan.

(d)                                  No Plan is subject to the provisions of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No Plan is subject to Title IV of ERISA. During the past three (3) years, neither Seller nor any Person then Controlling, Controlled by, or under common Control with Seller contributed to or was obligated to contribute to an employee pension plan that was subject to Title IV of ERISA.

(e)                                  There are no actions, claims, lawsuits or arbitrations (other than routine claims for benefits) pending, or, to Seller’s Knowledge, threatened, with respect to any Plan or the assets of any Plan, and, to Seller’s Knowledge, no facts exist which could reasonably be expected to give rise to any such actions, claims, lawsuits or arbitrations (other than routine claims for benefits). Seller has satisfied all funding, compliance and reporting requirements for all Plans. With respect to each Plan, Seller has paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the Financial Statements.

(f)                                    No Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any Person beyond termination of employment, except to the extent required under any state insurance Law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code. No Plan covers any individual other than Employees or dependents or spouses of Employees under health and child care policies listed in Schedule 3.18(b).

(g)                                 The consummation of the transactions contemplated by this Agreement and the other agreements, certificates and documents delivered in connection herewith do not and will not (i) entitle any Employee to severance pay, pension payments or termination benefits for which Buyer or any of its Affiliates may become liable, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Employee or former employee of Seller for which Buyer or any of its Affiliates may become liable or (iii) obligate Buyer or any of its Affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any Employee, former employee, consultant or agent of Seller with respect to the Station Business for periods before the Closing Date or for personnel whom Buyer does not actually employ.

(h)                                 Seller has not made any representations or warranties (whether written or oral, express or implied) for which Seller, Buyer or any of Buyer’s Affiliates could be liable, contractually or otherwise, to any client or customer of Seller that the Employees rendering services to such client or customer are not “leased employees” (within the meaning of Section

414(n) of the Code) or that such Employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a “Pension Benefit Plan”) of such client or customer relating either to (i) providing benefits to Employees under a Pension Benefit Plan of Seller or (ii) making contributions to or reimbursing such client or customer for any contributions made to a Pension Benefit Plan of such client or customer on behalf of the Employees.

Section 3.19. Environmental Matters. To the Knowledge of Seller and except as disclosed in Schedule 3.19, (a) the operation of the Station Business and the use of the Purchased Assets as heretofore operated and used are not in violation of any applicable Environmental Law; (b) no inspection or investigation by any Governmental Authority at or about the Real Property or, with respect to the Station Business, any other facility or property currently or previously owned or operated by Seller or any third party has resulted in a citation, complaint, notice of violation, or letter demanding cleanup of any Hazardous Substances pursuant to any Environmental Law that in any case Seller or such third party has failed to remedy, nor is any such citation, complaint, notice of violation, or letter threatened, nor, to Seller’s Knowledge, does any condition or state of affairs exist with respect to any such Real Property or any other properties or facilities which could reasonably be expected to result in any such citation, complaint, notice of violation or letter; (c) Seller has (i) not disposed of, or stored for more than ninety (90) days, any Hazardous Substances on the Real Property, nor has there been any release, spill or leak of any Hazardous Substances at such sites reportable under any Environmental Law, and (ii) fully complied with all Environmental Laws relating to the generation, storage, treatment, recycling, removal, cleanup, transport or disposal of all Hazardous Substances at such sites and otherwise with respect to the Station Business; and (d) there are no Hazardous Substances present at the surface or subsurface levels of the Real Property, or present in the air above, or the air and water immediately surrounding, such property which is in excess of any concentration levels or standards prescribed or permitted by any applicable Environmental Law, nor does any condition or state of affairs exist on or about such property that would now or in the future require remedial investigation, corrective action or closure under the provisions of any Environmental Law or that could reasonably be expected to constitute a nuisance or other violation of any Environmental Law.

Section 3.20. Insurance. Schedule 3.20 contains a true and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance related to the Station Business held by Seller (specifying for each such insurance policy the insurer, the policy number or cover note number with respect to binders, the policy period, the policy limits, and each pending claim thereunder of more than Ten Thousand Dollars ($10,000), and setting forth the aggregate amounts paid out under each such policy during the last three (3) years through the Effective Date). Each such policy is valid and binding, and is or has been in effect during the entire policy period stated therefor. True and complete copies of all such policies have been delivered to Buyer. All insurance policies are in the name of Seller and all premiums with respect to such policies are currently, and as of the Closing Date will be, paid. Seller has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. No claim under any such policy is pending.

Section 3.21. Related Party Transactions. No current or former partner, director, officer, employee, member or shareholder of Seller or any Affiliate thereof, is presently, or during the twelve (12) -month period ending on the Effective Date has been, (a) a party to any transaction related to the Station Business with Seller, including any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such partner, director, officer, employee, member, shareholder, associate or Affiliate, or (b) to Seller’s Knowledge, the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of the Station Business, nor does any such Person receive income from any source other than Seller which relates to the business or should properly accrue to the Station Business.

Section 3.22. Taxes. Except as set forth on Schedule 3.22, Seller has timely filed or caused to be filed all Tax Returns that are required to have been filed by it with respect to the Purchased Assets or the Station Business and has maintained all required records relating to Taxes with respect to or covering the Purchased Assets or the Station Business. All such Tax Returns are true and complete in all material respects. Seller will have paid all Taxes relating to the Purchased Assets or the Station Business due as of the Closing Date, whether or not shown on any Tax Return. Except with respect to Taxes not yet due and payable, none of the Purchased Assets are subject to any Lien arising in connection with the failure or alleged failure to pay any Tax. The charges, accruals and reserves for Taxes of Seller relating to the Purchased Assets or the Station Business for any pre-Closing Tax period (including any Tax period for which no Tax Return has yet been filed) reflected on the books of Seller (excluding any provision for deferred Taxes) as disclosed to Buyer, are adequate to cover such Taxes. None of the Purchased Assets are “tax-exempt use property” within the meaning of Section 168(h) of the Code. There are no outstanding waivers or agreements extending the application of any statute of limitations of any jurisdiction for any period with respect to Seller regarding the assessment or collection of any Tax and there are no material disputes concerning Taxes, claimed or raised, by any Governmental Authority in writing, or as to which Seller has Knowledge based on personal contact with any Governmental Authority, in each case with respect to the Purchased Assets or the Station Business. Seller has made available to Buyer true and complete copies of all Tax Returns filed by or on behalf of Seller with respect to the Purchased Assets or the Station Business for each of the past three (3) taxable years. Seller has, in all material respects, withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party in respect of the Station Business.

Section 3.23. Brokers. Except for the commission to be paid by Seller to Wachovia Capital Markets, L.L.C., which is and shall be the sole responsibility of Seller, no agent, broker, firm or other Person acting on behalf, or under the authority, of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

ARTICLE IV— REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as follows, with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular disclosure Schedule numbered and captioned to correspond to, and referenced in, such representation or warranty:

Section 4.1. Organization, Standing and Power. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2. Authority; Binding Agreements. The execution and delivery of this Agreement and the other agreements, certificates and documents delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Buyer. Buyer has all requisite limited liability company power and authority to enter into this Agreement and the other agreements, certificates and documents delivered in connection herewith and to consummate the transactions contemplated hereby and thereby, and this Agreement and the other agreements, certificates and documents delivered in connection herewith have been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer. This Agreement and the other agreements, certificates and documents delivered in connection herewith are, or upon execution and delivery thereof will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor’s rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 4.3. Conflicts; Consents. The execution and delivery of this Agreement and the other agreements and documents to which Buyer is a party as contemplated by this Agreement, the consummation of the transactions contemplated hereby and thereby and compliance by Buyer with the provisions hereof and thereof do not and will not (a) conflict with or result in a breach of the certificate of formation, limited liability company agreement, or other constitutive or organizational documents of Buyer, (b) subject to receipt of the FCC Consent, violate any Law applicable to Buyer or Buyer’s properties or assets, or (c) other than FCC Consent and the filings associated therewith, require the consent or approval by, or any notification of or filing with, any Governmental Authority.

Section 4.4. FCC Qualifications. Except as set forth on Schedule 4.4, Buyer is, and as of the Closing will be, legally, financially and otherwise qualified under the Communications Act to perform its obligations hereunder and to be the licensee of, and own and operate, the Stations. Subject to the assignment to a Qualified Assignee pursuant to Section 9.5 hereof, except as set forth in Schedule 4.4 and other than the requirement to obtain the Satellite Waiver, to Buyer’s Knowledge, no fact or circumstance exists relating to the FCC qualifications of Buyer that (a) could reasonably be expected to prevent the FCC from granting the Assignment Application or (b) would otherwise disqualify Buyer as the licensee, owner or operator of the Stations. Subject to the assignment to a Qualified Assignee pursuant to Section 9.5 hereof, to Buyer’s Knowledge, other than the Satellite Waiver and as otherwise provided on Schedule 4.4, no waiver of any FCC rule or policy is required for the grant of the FCC Consent.

Section 4.5. Brokers. No agent, broker, investment banker, firm or other Person acting on behalf, or under the authority, of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Seller or its Affiliates in connection with any of the transactions contemplated hereby.

ARTICLE V—ADDITIONAL AGREEMENTS

Section 5.1. FCC Matters.

(a)                                  FCC Consent. The consummation of the transactions contemplated hereby is subject to the prior consent and approval of the FCC. Within fifteen (15) Business Days after the Effective Date, Seller and Buyer shall prepare and thereafter shall promptly file with the FCC the Assignment Application. In addition, each Party hereto covenants and agrees to (i) prepare, file and prosecute any alternative application, petition, motion, request or other filing (including any motion for leave to withdraw or dismiss any Assignment Application filed by the Parties with the FCC in connection with the transactions contemplated hereby) (the “Additional Applications”); (ii) file any amendment or modification to the FCC Applications; (iii) otherwise take any other action with respect to the FCC as may be reasonably necessary in connection with the transactions contemplated hereby; and (iv) cooperate in good faith with the other Party hereto with respect to the foregoing, all as may be determined by Buyer to be necessary, appropriate or advisable in order to consummate the transactions contemplated by this Agreement.

(b)                                  Prosecution of FCC Applications. Upon filing, the Parties shall prosecute the FCC Applications with commercially reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of the FCC Applications as expeditiously as practicable. Each Party shall promptly provide to the other Party a copy of any pleading, order or other document served on them relating to any such FCC Application.

(c)                                  Certain Actions and Omissions. Seller or Buyer shall not take any action, or omit to take any action, or enter into any Contract which would, or could reasonably be expected to, prevent or interfere with the successful prosecution of any FCC Application or the consummation of the transactions contemplated by this Agreement, or which is or would be inconsistent with any FCC Application or the consummation of the transactions contemplated by this Agreement.

(d)                                  Certain FCC Conditions. Each Party agrees to comply with any condition imposed on it by any FCC Consent, except that no Party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by that Party of any of its representations, warranties, covenants, obligations or agreements hereunder; (ii) compliance with the condition could reasonably be expected to have, in the case of Seller, a Material Adverse Effect, or in the case of Buyer, a material adverse effect upon Buyer or its Affiliates; or (iii) with respect to Buyer, require the divestiture by Buyer of any material assets of Buyer, including any broadcast station or licensed facility, or the termination or material modification of any currently existing local marketing agreement or other similar Contract with respect to the provision of programming or other services to a television station. Notwithstanding anything to the contrary in this Agreement, Buyer agrees to comply with any conditions imposed by the FCC Consent related to the disclosure in Part III of Schedule 3.12(b) of this Agreement. Buyer and Seller shall oppose any petitions to deny or other objections filed with respect to any FCC Application and any requests for reconsideration or review of any FCC Consent.

(e)                                  Satellite Waiver. Without limiting the generality of the foregoing, the Assignment Application shall include a request for an exemption from (i) 47 C.F.R. § 73.3555 to permit Buyer to continue the operation of WGTQ as a satellite station of television station WGTU, and (ii) the Main Studio Rules with respect to WGTQ as currently in effect (collectively, the “Satellite Waiver”).

(f)                                    Certain Extensions. If the Closing shall not have occurred for any reason within the original effective period of any FCC Consent, and neither Party shall have terminated this Agreement pursuant to its right under Section 7.1, the Parties shall jointly request an extension of the effective period of such FCC Consent. No extension of the effective period of any FCC Consent shall limit the exercise by either Party of its right to terminate the Agreement under Section 7.1.

Section 5.2. Conduct of Station Business.

(a)                                  Certain Affirmative Covenants. From the Effective Date until the Closing Date, except as otherwise consented to by Buyer in writing, Seller shall use its commercially reasonable efforts to:

(i)                                    operate and control the Stations in all material respects in the ordinary course of business and in a manner consistent with past practices (except where such conduct would conflict with the following covenants or with Seller’s other obligations under this Agreement) and otherwise in compliance in all material respects with all applicable Laws, including the Communications Act, the FCC Licenses and all applicable Permits and including further maintaining in effect or obtaining as may be necessary special temporary authorizations;

(ii)                                maintain and repair facilities and equipment related to Seller’s operations with respect to the Stations, maintain its inventory of supplies, parts and other materials and keep books of account, records and files, in each case in the ordinary course of Station Business consistent with past practices;

(iii)                            keep in full force and effect insurance in respect of the Station Business and the Purchased Assets comparable in amount and scope of coverage to that maintained as of the Effective Date;

(iv)                               perform in all material respects all obligations under the Assumed Contracts which arise prior to and including the Closing Date and any other documents relating to or affecting the Purchased Assets or the Station Business;

(v)                                   comply in all material respects with all applicable Laws;

(vi)                               preserve intact all goodwill of or relating to the Stations or the Station Business;

(vii)                           take all actions reasonably necessary or appropriate to protect the Stations from objectionable interference from other stations, including the filing of any and all necessary pleadings with the FCC to prevent or remedy such interference; and

(viii)                       remain qualified under the Communications Act to perform its obligations hereunder, to be the licensee of, and to own and operate the Stations.

(b)                                  Certain Negative Covenants. Seller shall not (to the extent the following restrictions are permitted by the FCC, the Communications Act and all other applicable Laws), except as otherwise consented to by Buyer in writing:

(i)                                    other than in the ordinary course of business, assign, sell, lease (as lessor), transfer or dispose of, or agree to assign, sell, lease (as lessor), transfer or dispose of, any material Purchased Assets without replacement thereof with functionally equivalent or superior assets;

(ii)                                apply to the FCC for any FCC license, construction permit, authorization or any modification thereto that would materially restrict the Stations’ present operations or make any material adverse change in the buildings, leasehold improvements or fixtures owned by Seller, including any Transmission Structure;

(iii)                            enter into any arrangement or Contract with any Affiliate or shareholder of Seller, or any of any such shareholders’ parents, spouse, descendants (whether natural, step or adopted) or other family member in respect of the Station Business or the Purchased Assets;

(iv)                               enter into any material amendment or modification to, or grant any material waiver under, any lease, sublease, license, or other Contract with respect to the Real Property.

(v)                                   incur, or suffer or permit to exist, any Lien (other than a Permitted Lien or Liens as of the Effective Date to be discharged at Closing pursuant to the terms and subject to the conditions set forth in this Agreement) on any Purchased Asset(s);

(vi)                               enter into, renew, amend or modify any Contract relating in any way to the Stations or the Station Business except to the extent that such Contract is (A) entered into in the ordinary course of business and (B) does not involve liabilities or obligations in excess of Two Thousand Five Hundred Dollars ($2,500) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate;

(vii)                           enter into any local marketing agreement, joint sales agreement, shared services agreement or other similar Contract in respect of the programming or operations of the Stations;

(viii)                       except as required by applicable Laws or Existing Contract, (A) hire any employee except in the ordinary course of Station Business and consistent with past practices of Seller, or (B) enter into, renew, amend or modify any collective bargaining agreement, in each case in respect of the Station Business or the Purchased Assets.

(ix)                              enter into any new Plan or amend any existing Plan or grant any increases in employee compensation except for increases in compensation in the ordinary course of business and consistent with past practice;

(x)                                  take, or fail to take, any other action which could reasonably be expected to result in a breach or inaccuracy in any of the representations or warranties of Seller contained in this Agreement;

(xi)                              agree or commit, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses; or

(xii)                          commit or suffer any of the acts described in clauses (a) through (t) of Section 3.6.

(c)                                  FCC Licenses; Permits. During the period commencing on the Effective Date and ending on the earlier of the Closing Date or the termination of this Agreement, Seller shall (i) maintain in effect the FCC Licenses and all Permits that are required to carry on the Station Business, (ii) promptly execute any necessary applications for renewal of FCC Licenses necessary for the operation of the Stations as presently conducted and will use reasonable efforts to cooperate with Buyer in any other respect as Buyer may reasonably request in order to protect, preserve or maintain the Purchased Assets or the Station Business; (iii) timely file with the FCC all required reports and pay any required annual regulatory fees for the operation of the Stations; and (iv) deliver to Buyer, within ten (10) Business Days after filing, copies of any reports, applications or responses to the FCC related to the Stations which are filed during such period. Upon request of Buyer, Seller shall consent, pursuant to 47 C.F.R. Section 73.3517, to the filing by, and in the name of Buyer (or any permitted assignee of Buyer) of an application requesting the authorization of the FCC to modify any FCC License or authorization of or relating to either of the Stations, provided that such authorization be contingent upon Closing. All filing costs related to such filings shall be borne by Buyer.

Section 5.3. Obligation to Consummate Transaction. Each of the Parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Laws, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within the control of either of them. Without limitation to the foregoing or to Section 2.5, Seller shall use its commercially reasonable efforts to obtain all Material Consents.

Section 5.4. Exclusivity. From the Effective Date until the earliest of (a) the Closing Date or (b) the termination of this Agreement (other than as a result of the failure of Seller to comply with or perform its covenants and obligations under this Agreement), Seller shall not, and shall not permit any of its Affiliates or any partners, directors, officers or agents of the foregoing to, directly or indirectly, solicit or initiate, enter into or conduct discussions concerning, or exchange information (including by way of furnishing information concerning Seller or the Station Business) or enter into any negotiations concerning, or respond to any inquiries or solicit, receive, entertain or agree to any proposals for, the acquisition of Seller, the Station Business, the Purchased Assets or any substantial part thereof. In addition, during such time period, Seller shall notify Buyer of the identity of any Person that approaches Seller and the contents of any such proposals, inquiries or discussions.

Section 5.5. Access and Information; Additional Disclosure.

(a)                                  Access and Information. From the Effective Date until the earlier of the Closing Date and the termination of this Agreement, Seller shall permit Buyer and its representatives to make such investigation of the Station Business and the Purchased Assets as Buyer deems reasonably necessary or desirable in connection with the transactions contemplated hereby. Such investigation shall include access to the directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of Seller and the operations, properties, books and records of the Station Business. During such period, Seller shall furnish Buyer and its representatives with such financial, operating and other data and information, and copies of documents with respect to the Station Business or any of the transactions contemplated hereby, as Buyer shall from time to time request. Such access and investigation shall be made upon reasonable notice and at reasonable places and times. Such access and information shall not in any way diminish or otherwise affect any of the representations or warranties hereunder or Buyer’s rights to indemnification in respect of any breach thereof. Without limiting the foregoing, during such period, Seller shall keep Buyer informed as to the operations of the Station Business and shall consult with Buyer with respect thereto.

(b)                                  Additional Disclosure. From the Effective Date until the earlier of the Closing Date and the termination of this Agreement, Seller shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event which causes any representation or warranty made by it in this Agreement or any Exhibit or Schedule hereto to be untrue or inaccurate as of the Effective Date or as of the Closing Date, and (ii) any failure to comply with or satisfy any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement or any Exhibit or Schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of representation, warranty, covenant or agreement or to satisfy any condition for purposes of determining whether the conditions set forth in Article VI have been satisfied.

Section 5.6. Confidentiality; Non-Competition; Non-Solicitation.

(a)                                  Seller Confidentiality Agreement. Seller shall and shall cause its Affiliates and its and their respective counsel, accountants, financial advisors, lenders and other agents and representatives to: (i) protect the Buyer Confidential Information with at least the same degree of care, but no less than reasonable care, with which it protects its own most sensitive confidential information and not to disclose or reveal any Buyer Confidential Information to any Person other than to its or its Affiliates’ respective officers, directors, employees, attorneys, accountants, other agents and representatives, including engineers, financial advisors, current and prospective lenders who need to know the Buyer Confidential Information in connection with any investigation of Seller or the negotiation, preparation or performance of this Agreement or any document to be delivered hereunder or for the purpose of evaluating Seller or the transactions contemplated hereby, except to the extent that disclosure of Buyer Confidential Information has been consented to in writing by Buyer; and (ii) not use the Buyer Confidential Information for any purpose other than (A) in connection with the evaluation or consummation of the transactions contemplated by this Agreement; (B) to the extent necessary in connection with any filing requirements under the laws of the United States or to obtain any Consents; or (C) to enforce Seller’s rights and remedies under this Agreement. The obligations of Seller under this Section 5.6(a) shall survive the Closing or the termination of the Agreement for a period of three (3) years after such Closing or termination, as applicable.

(b)                                  Buyer Confidentiality Agreement. Buyer shall and shall cause its Affiliates and permitted assigns, including a Qualified Assignee, and its and their respective counsel, accountants, financial advisors, lenders and other agents and representatives to: (i) protect the Seller Confidential Information with at least the same degree of care, but no less than reasonable care, with which it protects its own most sensitive confidential information and not to disclose or reveal any Seller Confidential Information to any Person other than to its or its Affiliates’ or permitted assigns’ (including a Qualified Assignee) respective officers, directors, employees, attorneys, accountants, other agents and representatives, including engineers, financial advisors, current and prospective lenders who need to know the Seller Confidential Information in connection with the performance of this Agreement or any document to be delivered hereunder or for the purpose of evaluating the transactions contemplated hereby, except to the extent that disclosure of such Seller Confidential Information has been consented to in writing by Seller; and (ii) not use the Seller Confidential Information for any purpose other than (A) in connection with the evaluation or consummation of the transactions contemplated by this Agreement; (B) to the extent necessary in connection with any filing requirements under the laws of the United States or to obtain any Consents; or (C) to enforce Buyer’s rights and remedies under this Agreement. The obligations of Buyer under this Section 5.6(b) shall survive the Closing or the termination of the Agreement for a period of three (3) years after such Closing or termination, as applicable.

(c)                                  Non-Competition; Non-Solicitation. (i) Seller hereby acknowledges and recognizes its possession of confidential or proprietary information and the highly competitive nature of the Station Business and accordingly agrees that, in consideration of Buyer’s entering into this Agreement and the other transactions contemplated hereby and the premises contained herein, including the payment of the Purchase Price and the assumption of the Assumed Liabilities as provided hereunder, neither Seller nor any of its Affiliates (now existing or hereafter incorporated, formed or otherwise organized) shall, for a period commencing on the Closing Date and concluding on the three (3) year anniversary thereof, directly or indirectly, for any reason whatsoever, either individually or as shareholder, member, partner, agent or principal of another business firm:

(A)                              engage in the Market in any business involving, directly or indirectly, a business substantially similar to the Station Business, including the ownership or operation of, or the provision of any programming or advertising sales services to, any television station (a “Competitive Business”);

(B)                                assist any other Person in engaging in any Competitive Business;

(C)                                solicit, professionally contact or provide consulting services to any client of the Station Business in a manner related solely to the Market.

(D)                               induce employees of Buyer or any of its Affiliates or permitted assigns (including a Qualified Assignee) or any Employees or former employees of Seller involved in the Station Business, if any, to terminate their employment with Buyer or such permitted assignee or Affiliate; and

(E)                                 hire any employees of Buyer or permitted assigns (including a Qualified Assignee) to work with Seller or any of its Affiliates.

(ii)                                If this Agreement is terminated for any reason, Buyer and its Affiliates shall not solicit or hire any of the employees of Seller or Seller’s Affiliates for a period of three years from effective date of such termination of this Agreement.

(d)                                  Interpretation. Seller acknowledges and agrees that the provisions of this Section 5.6 are necessary and reasonable to protect Buyer in the conduct of its business and are a material inducement to Buyer’s execution and delivery of this Agreement. In the event that the restrictions against engaging in competition or solicitation contained in this Section 5.6 shall be determined in accordance with Section 9.1 to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, this Section 5.6 shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical areas as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable all as determined in accordance with Section 9.1.

(e)                                  Equitable Relief. Seller acknowledges and agrees that a breach of this Section 5.6 will cause irreparable damage and great loss to Buyer or its Affiliates or permitted assigns (including a Qualified Assignee), the exact amount of which will be difficult to ascertain and that the remedies at law for any such breach will be inadequate. Accordingly, Seller acknowledges and agrees that in the event of such a breach, Buyer shall be entitled to equitable relief, including injunctive relief, without posting bond or other security and without a showing of the inadequacy of monetary damages as a remedy.

Section 5.7. Certain Tax Matters. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement or the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne equally by Seller and Buyer; provided, however, that Buyer and Seller shall reasonably cooperate with one another to lawfully minimize such Taxes. In the case of Transfer Taxes for which Buyer is liable to the pertinent taxing authority, at the Closing, Seller shall pay to Buyer fifty percent (50%) of the amount of such Transfer

Taxes as reasonably estimated by Buyer, with subsequent additional payments by Seller to Buyer or refunds by Buyer to Seller of amounts previously paid by Seller in the event it is subsequently determined that the amount of the subject Transfer Taxes was more or less than the estimated amounts.

Section 5.8. Public Announcements. Prior to the Closing, neither Buyer nor Seller shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other Party hereto. At and after the Closing, each Party shall not have the right to issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the consent of the other, such consent to not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, any Party may issue any press release or make any public statement with respect to the transactions contemplated hereby without the approval of the other Party as may be required by applicable Law or court process, provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such information and the issuing Party thereafter discloses only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

Section 5.9. Checks; Remittances and Refunds. After the Closing, if Seller or its Affiliates receive any payment, refund or other amount which is attributable to, results from or is related to a Purchased Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller shall promptly remit, or cause to be remitted, such amount to Buyer. Seller shall promptly endorse and deliver to Buyer any notes, checks, negotiable instrument, letters of credit or other documents received on account of, attributable to or otherwise relating to the Purchased Assets which are properly due and owing to Buyer in accordance with the terms of this Agreement, and Buyer shall have the right and authority to endorse, without recourse, the name of Seller or any of its Affiliates on any such instrument or document. After the Closing, if Buyer or its Affiliates receive any refund or other amount which is properly due and owing to Seller in accordance with the terms of this Agreement, Buyer shall promptly remit, or cause to be remitted, such amount to Seller.

Section 5.10. Cooperation in Litigation. From and after the Closing Date, Buyer and Seller shall fully cooperate with each other in the defense or prosecution of any litigation or examination, audit, or other proceeding instituted prior to the Closing or which may be instituted hereafter against or by such Parties relating to or arising out of the conduct of the Station Business prior to or after the Closing (other than litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the other agreements, certificates and documents delivered in connection herewith). The Party requesting such cooperation shall pay the reasonable out-of-pocket costs and expenses incurred in providing such cooperation (including legal fees and disbursements) as well as any applicable Taxes in connection therewith by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors and employees for their time spent in such cooperation, provided that the amount of such time is reasonable and consistent with such person’s other obligations.

Section 5.11. Employment of Certain Employees of Station Business. Between the period commencing on the Effective Date and concluding 90 days later, Seller shall, promptly upon Buyer’s request, afford Buyer the opportunity to consult with Seller and any and all Employees of the Station Business regarding the potential retention of certain Employees by Buyer upon the Closing. Upon the earlier of (i) five days prior to the Closing or (ii) the date ninety-five (95) days following the Effective Date, Buyer shall give affirmative written notice to Seller of which Employees, if any, the Buyer plans to employ after Closing. Buyer shall have the right, but not the obligation, in its sole and absolute discretion, to offer employment commencing on or after the Closing Date to any or all of such Employees, in each case on such terms as the Buyer shall determine in its sole and absolute discretion. Buyer shall have no obligation to create, maintain, or contribute to any Plan in respect of any such Employee who is offered a position pursuant to this Section 5.11 and accepts such position. To the extent that Buyer does not, in its sole and absolute discretion, offer employment to one or more of such Employees, as between Buyer and Seller, Seller shall be solely responsible for any and all severance and other benefits to which such Employees are entitled as a result of such non-employment.

Section 5.12. Real Property Inspection.

(a)                                  During the ninety (90) -day period following the Effective Date, upon reasonable notice to Seller, Buyer and its employees, agents, and contractors (including any surveyors or environmental consultants) shall have the right to enter on the Real Property from time to time during normal business hours for the purposes of making, at Buyer’s expense, engineering, architectural, title, zoning, survey, and any other studies that Buyer reasonably deems necessary or desirable in connection with the transaction contemplated hereby (the “Real Property Inspection”).

(b)                                  If, as a result of the Real Property Inspection, Buyer reasonably determines that any matter or matters affecting or relating to the title or condition of the Real Property could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the use and enjoyment of the affected real property as currently used by Seller (a “Real Property Objection”), Buyer shall, no later than the date ninety (90) days after the Effective Date, deliver written notice to Seller setting forth in reasonable detail the basis for and any evidence of the Real Property Objection.

(c)                                  If Buyer delivers to Seller timely notice of a Real Property Objection, and Seller does not notify Buyer on or before the date that is five (5) Business Days after Buyer’s delivery of notice of a Real Property Objection (the “Cure Notice Deadline”), of Seller’s intention to cure or correct the Real Property Objection, Buyer shall have the right to terminate this Agreement by delivering to Seller a Notice of Termination no later than five (5) Business Days following the Cure Notice Deadline. If Buyer delivers to Seller a timely notice of a Real Property Objection, Seller notifies Buyer of Seller’s intention to cure or correct the Real Property Objection, and Seller does not cure or correct the Real Property Objection within thirty (30) days after Buyer’s delivery of a notice of a Real Property Objection, Buyer shall have the right to terminate this Agreement by delivering to Seller a Notice of Termination no later than five (5) Business Days following the end of such thirty (30) -day period.

Section 5.13. Environmental Study. During the ninety (90) -day period following the Effective Date, Buyer may cause to be conducted, at its sole cost and expense, a Phase 1 environmental audit with respect to the Real Property by an environmental consultant reasonably acceptable to Seller (the “Environmental Consultant”). Buyer and Seller shall reasonably cooperate in scheduling such audit and providing reasonable access to the Real Property for such audit. If Buyer so elects following recommendation by the Environmental Consultant of further investigation of any potential environmental conditions with respect to the Real Property, Buyer shall promptly notify Seller and the parties shall reasonably cooperate with respect to the completion of such investigation as soon as practicable. If as a result of the Phase 1 audit or any further investigation recommended by the Environmental Consultant (the “Environmental Study”) the Environmental Consultant recommends that any environmental condition with respect to the Real Property be remediated (an “Environmental Condition”), Buyer shall cause the Environmental Consultant to prepare an estimate of the cost of such remediation. If the estimated costs of remediation are equal to or less than One Hundred Thousand Dollars ($100,000), Seller shall, at Buyer’s election, either cause such remediation to be completed at Seller’s sole cost and expense to Buyer’s reasonable satisfaction, in which case Closing shall be delayed until such remediation has been completed, or the Purchase Price shall be reduced by the amount of the estimate. In the event that the estimated costs of remediation are greater than One Hundred Thousand Dollars ($100,000), then Buyer may elect to (i) cause Seller to complete the remediation as provided above, but shall indemnify Seller for any amounts expended in excess of One Hundred Thousand Dollars ($100,000); (ii) terminate this Agreement by delivering a Notice of Termination to Seller (except in the event that Seller shall elect, in its sole discretion, to pay the full amount of the remediation, including the amounts above One Hundred Thousand Dollars ($100,000), in which event there shall be no right of termination under this clause (ii)), or (iii) proceed to Closing and the Purchase Price shall be reduced by an amount equal to One Hundred Thousand Dollars ($100,000). The parties agree that any payments made pursuant to this Section 5.13 shall be independent of, and shall have no limit on, the provisions of Section 8.6 below.

Section 5.14. Member Approval. Seller shall cause its officers and managers to, subject to the fiduciary duties of Seller’s managers, (i) recommend approval and adoption of this Agreement to the Seller’s member and (ii) use their best efforts to obtain the necessary approval and adoption of this Agreement by such member.

Section 5.15. No Premature Assumption of Control. Nothing contained in this Agreement shall give Buyer any right to, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the programming, operations, or any other matter relating to the Station prior to the Closing Date, and Seller shall have complete control and supervision of the programming, operations, policies and all other matters relating to the Station up to the time of the Closing.

Section 5.16. WARN Act. Buyer and Seller agree to cooperate in good faith to determine whether any notification may be required under the WARN Act, as a result of the transactions contemplated under the Agreement and, if such notices are required, to provide such notice in a manner that is reasonably satisfactory to each of the Parties hereto.

Section 5.17. Expenses.

(a)                                  All filing fees and other charges levied by any Governmental Authority in connection with the transactions contemplated by this Agreement, including those fees relating to the FCC Applications, shall be paid one half by Buyer and one half by Seller

(b)                                  Except as expressly set forth herein, each Party hereto shall bear its own costs and expenses incurred in connection with the transactions contemplated hereby.

Section 5.18. Risk of Loss.

(a)                                  The risk of loss to any of the Purchased Assets on or prior to the Closing Date shall be upon Seller. Seller shall use all commercially reasonable efforts to repair or replace any Purchased Assets that are lost or damaged prior to Closing; provided, however, that in the event that Purchased Assets with a book value of greater than $200,000 are damaged or lost as of the date otherwise scheduled for Closing, Buyer may, at its sole election, either (i) postpone Closing for a period of up to 60 days while Seller repairs or replaces such Purchased Assets, or (ii) elect to close with the Purchased Assets in their then-current condition, in which case Seller shall assign all proceeds from insurance on such lost or damaged Purchased Assets to Buyer and pay to Buyer (or, to the extent not known as of the Closing, indemnify Buyer and (ii)) the cost of repair and replacement of such damaged or lost Purchased Assets to the extent not covered by insurance, provided further that Seller shall have no obligation to repair or replace lost or damaged Purchased Assets, or make a payment to, or indemnify Buyer therefor to the extent the amount not covered by insurance exceeds Two Hundred Thousand Dollars ($200,000).

(b)                                  In no event shall this Section 5.17 be deemed or otherwise construed to limit Sections 6.1 or 7.1 hereof.

Section 5.19. Transitional Cooperation. Prior to the Closing and for a thirty (30) -day period following the Closing Date, Seller shall cooperate, within commercially reasonable timeframes, with reasonable requests for information by Buyer and its consultants and representatives in connection with the transition and conversion of accounting, payroll, benefits, human resources relation to the Station Business and otherwise reasonably facilitate the conversion and transfer of the electronic records and data of Seller, and related electronic data systems, to those of Buyer.

Section 5.20. Title Insurance; Surveys; Other Real Property Matters.

(a)                                  With respect to the Real Property, the Seller shall cooperate with Buyer to enable Buyer to obtain at its own expense and acting with diligence and commercially reasonable efforts within sixty (60) days of the date of this Agreement: (i) preliminary reports on title covering a date subsequent to the date hereof, issued by the Title Company, which preliminary reports shall contain a commitment (the “Title Commitment”) of the Title Company to issue one or more (as appropriate) owner’s or lessee’s title insurance policies on ALTA Owners or Lessees Policy (and corresponding mortgagee’s) (each, a “Title Policy”) insuring the fee simple or leasehold interest of Buyer in such parcels of Real Property; and (ii) copies of all documents, filings and information disclosed in the Title Commitment. The Title Commitment shall not be subject to any Liens other than Permitted Liens. All standard exceptions which can be deleted by the use of owner’s or seller’s affidavits are to be deleted from the Title Commitment and Title Policies, and Seller shall cooperate with Buyer in executing and delivering such instruments to the Title Company. To the extent that the title insurance companies selected by Buyer require delivery of certain title clearance documents, including consents, approvals, estoppels and/or memorandums of leases in order to insure Buyer’s leasehold interest with respect to the Leased Real Property, Sellers shall use reasonable efforts to obtain such items; however, Seller shall not be obligated to make any payments, incur any fees or costs (other than their own attorneys’ fees) or satisfy any pre-condition to obtain such items.

(b)                                  Buyer shall, at its own expense, within sixty (60) days of the date of this Agreement obtain an as-built survey of the Real Property (the “Survey”) which shall: (i) be prepared by a registered land surveyor; (ii) be certified to Seller, Title Company and Buyer; and (iii) show with respect to such Real Property: (A) the legal description of such parcel of Real Property (which shall be the same as the Title Policy pertaining thereto); (B) all buildings, structures and improvements thereon and all plottable easements, or rights of way; (C) no material encroachments upon such parcel or adjoining parcels by buildings, structures or improvements (unless valid easements or leases have been obtained with respect thereto); and (D) access to such parcel from a public street or valid easements or rights of way.

(c)                                  Seller shall, at its own expense, prior to the Closing (i) complete all obligations of Seller pursuant to that certain letter agreement, dated May 19, 2004 and relating to that certain Tower Lease and Partnership Agreement, by and between Seller (as successor in interest to Scanlan Communications, Inc.) and Central Michigan University Board of Trustees, as lessee, dated as of May 1, 2002 and (ii) cooperate with Buyer as may be reasonably necessary for Buyer to obtain recorded easements relating to any encroachments relating to the Transmission Structures (including, without limitation, guy wires) with respect to the Real Property as may be reasonably required by Buyer and/or any of Buyer’s lenders. Seller shall cooperate with Buyer in fulfilling all reasonable and customary requests of Buyer’s lenders that relate to the Real Property.

Section 5.21. Further Assurances. Each Party shall, at any time and from time to time after the Closing Date, upon the request of the other Party, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Purchased Assets, or for otherwise carrying out the purposes of this Agreement and the other agreements, certificates and documents delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby.

ARTICLE VI—CONDITIONS PRECEDENT

Section 6.1. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer of the following conditions:

(a)                                  Representations and Warranties. The representations and warranties of Seller contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects and the representations and warranties of Seller contained herein that are not so qualified shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as if made on and as of the Closing Date.

(b)                                  Covenants. Seller shall have (i) performed and complied in all material respects with all covenants and agreements required to be performed or complied with on or prior to the Closing Date and (ii) fully performed in all respects all covenants and agreements contained in Section 5.20(i) and Section 5.20(ii).

(c)                                  Officer’s Certificate. Buyer shall have received a certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller certifying that:

(i)                                    the conditions set forth in Sections 6.1(a) and (b) have been fulfilled;

(ii)                                all documents to be executed by Seller and delivered at the Closing have been executed by a duly authorized officer of Seller; and

(iii)                            (A) Seller’s certificate of formation and limited liability company operating agreement, attached to the certificate, is true and complete, (B) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, if any, and (C) the resolutions adopted by the manager or member, as applicable, of Seller authorizing the execution, delivery and performance of this Agreement, attached to the certificate, were duly adopted by written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto.

(d)                                  No Injunction. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement and the other agreements, certificates and documents delivered in connection herewith, and no action or proceeding shall be pending or threatened by any Governmental Authority or other Person seeking any such order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.

(e)                                  Material Consents; Network Affiliation Agreement.

(i)                                    Buyer shall have received duly executed and delivered copies of all Material Consents, including with respect to the assignment to the Buyer of the network affiliation agreements of the Stations (the “Affiliation Agreements”)

(ii)                                Such Affiliation Agreements shall be in full force and effect and Seller shall not have received any (A) written notice of termination or of an intent to terminate or (B) notice (including constructive notice by public announcement) that the network or other party to such Affiliation Agreements intends to cease or suspend the network operations contemplated by such Affiliation Agreements.

(f)                                    Certain Closing Documents. Seller shall have delivered or caused to be delivered to Buyer or a Qualified Assignee, as applicable:

(i)                                    a duly executed Bill of Sale, substantially in the form of Exhibit 6.1(e)(i);

(ii)                                a duly executed Assignment and Assumption Agreement, substantially in the form of Exhibit 6.1(e)(ii);

(iii)                            a duly executed Assignment and Acceptance Agreement in respect of the FCC Licenses, substantially in the form of Exhibit 6.1(e)(iii);

(iv)                               a certificate duly executed by an authorized officer of Seller and related documentation in accordance with Section 5.16 hereof;

(v)                                   full warranty deeds of conveyance in recordable form for each of the parcels of Owned Real Property, conveying the Owned Real Property to Buyer in a form satisfactory to Buyer;

(vi)                               an assignment for each of the leases, subleases, licenses or other Contracts in respect of the Leased Real Property;

(vii)                           assignments for the registrations and applications included in the Transferred Intellectual Property in such form or forms as shall be recordable in all jurisdictions in which such registrations have been made or such applications have been filed;

(viii)                       a receipt, in a form satisfactory to Buyer and Seller, acknowledging receipt of the Purchase Price in satisfaction in full of Buyer’s obligations pursuant to Sections 2.1 and 6.2(d)(i);

(ix)                              a certificate of Seller, in compliance with Section 1.1445-2(b)(2) of the regulations under the Code, listing Seller’s name, address and U.S. employer identification number and stating that Seller is not a foreign person;

(x)                                  an opinion (or opinions) of Seller’s counsel and Seller’s communications counsel, as applicable, dated as of the Closing Date, substantially in the form of Exhibit 6.1(e)(x); and

(xi)                              all such other deeds, endorsements or other instruments as shall be requested by Buyer to vest in Buyer or a permitted assignee of Buyer, including a Qualified Assignee, good and marketable title to all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(g)                                 Release of Liens. Buyer shall have received evidence, in form and content acceptable to Buyer in its reasonable discretion, a payoff letter from all secured parties having Liens (exclusive of Permitted Liens), certifying that upon receipt by or on behalf of Seller of the amount specified in such payoff letter, such Lien shall be released with no further action and that, promptly upon receipt of the specified amount, such secured parties authorize Buyer to file a UCC-3 Termination Statement, in a proper form for filing, in respect of such Lien.

(h)                                 Certificate of Good Standing. Buyer shall have received a certificate of existence in respect of each of Operating Seller and License Seller certified by the State Corporation Commission of the Commonwealth of Virginia dated as of a date not more than ten (10) days prior to the Closing Date.

(i)                                    Owned Real Property. Buyer shall have received (i) commitments of a title insurance company, satisfactory to Buyer, to issue a fee owner’s title insurance policy on current American Land Title Company forms for each of the parcels of Owned Real Property, satisfactory in form and substance to Buyer, insuring Buyer’s good and marketable title in fee simple to each such parcel of Owned Real Property, subject only to Permitted Liens; and (ii) accurate surveys for each of the parcels of Owned Real Property.

(j)                                    FCC Consent. The FCC Consent shall have been granted by Final Order and shall be effective.

(k)                                Full Power. The Stations, including the DTV facilities of WGTU (but exclusive of the DTV facilities of WGTQ), shall be operating at full power;

(l)                                    Repair of Sault Ste. Marie Facilities. The conditions set forth in Schedule 3.3(b) shall be fully repaired.

(m)                              Other Documents. Buyer shall have received such other documents, certificates or instruments as it may reasonably request, and all actions and proceedings hereunder and all documents and other papers required to be delivered by Seller hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Buyer as to their form and substance.

Section 6.2. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by Seller:

(a)                                  Representations and Warranties. The representations and warranties of Buyer contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects and the representations and warranties of Buyer that are not so qualified contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as if made on and as of the Closing Date.

(b)                                  Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with on or prior to the Closing Date.

(c)                                  Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date, duly executed by an authorized officer of Buyer, certifying that:

(i)                                    the conditions set forth in Sections 6.2(a) and (b) have been fulfilled;

(ii)                                all documents to be executed by Buyer and delivered at the Closing have been executed by a duly authorized officer of Buyer; and

(iii)                            (A) Buyer’s certificate of formation and limited liability company agreement, attached to the certificate, are true and complete, (B) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, if any, and (C) the resolutions adopted by the managing member of Buyer (or a committee thereof duly authorized) authorizing the execution, delivery and performance of this Agreement, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto.

(d)                                  Certain Closing Deliveries. Buyer shall have delivered or caused to be delivered to Seller:

(i)                                    payment of the Closing Amount by wire transfer of immediately available funds directly to the account set forth on Schedule 6.2(d)(i) (or such other method of funds transfer as may be agreed upon in writing by Buyer and Seller);

(ii)                                a duly executed Bill of Sale, substantially in the form of Exhibit 6.1(e)(i);

(iii)                            a duly executed Assignment and Assumption Agreement, substantially in the form of Exhibit 6.1(e)(ii); and

(iv)                               a duly executed Assignment and Acceptance Agreement in respect of the FCC Licenses, substantially in the form of Exhibit 6.1(e)(iii).

(e)                                  FCC Consent. The FCC Consent shall have been granted and shall be effective.

(f)                                    Certificate of Good Standing. Seller shall have received a certificate of good standing in respect of Buyer certified by the Secretary of State of Delaware, dated as of a date not more than ten (10) days prior to the Closing Date.

(g)                                 Other Documents. Seller shall have received such other documents, certificates or instruments as it may reasonably request, and all actions and proceedings hereunder and all documents and other papers required to be delivered by Buyer hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Seller as to their form and substance.

Section 6.3. Frustration of Closing Conditions. With respect to the conditions to its obligations to consummate the transactions contemplated by this Agreement as provided hereunder and its rights to terminate this Agreement as provided in Section 7.1, neither Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur to the extent required by Section 5.3.

ARTICLE VII—TERMINATION

Section 7.1. Termination. This Agreement shall terminate on the earlier to occur of any of the following events:

(a)                                  the mutual written agreement of Buyer and Seller;

(b)                                  by Notice of Termination of Buyer or Seller, if the Closing shall not have occurred prior to the first anniversary of the Effective Date (the “Upset Date”) (other than due to a breach of any representation or warranty hereunder of the Party seeking to terminate this Agreement or as a result of the failure on the part of such Party to comply with or perform its covenants, agreements and obligations under this Agreement);

(c)                                  by Notice of Termination of Buyer to Seller, if Seller shall have materially breached any of its representations, warranties, covenants, agreements or obligations hereunder; provided, however, that Buyer’s right under this Section 7.1(c) may not be exercised after the Closing;

(d)                                  by Notice of Termination of Seller to Buyer, if Buyer shall have materially breached any of its representations, warranties, covenants, agreements obligations hereunder; provided, however, that Seller’s right under this Section 7.1(d) may not be exercised after the Closing; or

(e)                                  by Notice of Termination of Buyer to Seller pursuant to Sections 5.12(c) or 5.13.

Section 7.2. Procedure and Effect of Termination.

(a)                                  Notice of Termination. Any termination by either Party shall be communicated by a written notice to the other Party (the “Notice of Termination”). The Notice of Termination shall indicate the termination provision in this Agreement claimed to provide a basis for termination of this Agreement. Termination of this Agreement pursuant to the terms and subject to the conditions of Section 7.1 shall be effective upon and as of the date of delivery of a Notice of Termination.

(b)                                  Certain Effects of Termination.

(i)                                    If this Agreement is terminated pursuant to Section 7.1(d), Seller shall have the right to receive the Escrow Amount as liquidated damages for and as the exclusive remedy of Seller as a consequence of Buyer’s default, as provided in Section 7.3, and, for the avoidance of doubt, the Escrow Agent shall remit to Seller such amount from the Escrow Proceeds.

(ii)                                If this Agreement is terminated by Seller pursuant to Section 7.1(b), and the failure of the Closing to have occurred prior to the Upset Date is principally due to the failure of the FCC Consent to be granted for reasons that relate to the conditions set forth on Schedule 4.4, then Seller shall have the right to receive a portion of the Escrow Amount equal to One Hundred Thousand Dollars ($100,000) as liquidated damages for and as the exclusive remedy of Seller as a consequence of the matters giving rise to such termination by Seller and the parties shall direct the Escrow Agent to remit (A) to Seller such amount from the Escrow Proceeds and (B) to Buyer the remainder of the Escrow Proceeds.

(iii)                            If this Agreement is terminated other than (Y) pursuant to Section 7.1(d), or (Z) for the reasons and subject to the conditions set forth in Section 7.1(b)(ii), (A) the Escrow Amount and the Escrow Proceeds shall be returned to Buyer, and (B) such return of the Escrow Amount and Escrow Proceeds shall not be deemed to be a remedy and shall in no event limit or otherwise affect any rights or remedies available to Buyer.

(iv)                               Nothing in this Article shall relieve either Party of any liability for a breach of this Agreement prior to the termination hereof. Except as provided in the foregoing sentence, (A) upon the termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except their respective obligations under Sections 5.4, 5.6(a), 5.6(b), 5.19, Article VIII and this Section 7.2(b), which shall survive the termination of this Agreement except as specifically provided in such sections and (B) neither of the Parties hereto nor any of their respective partners, directors, officers, members, employers, agents, permitted assigns or Affiliates (each, a “Related Party”) shall have any liability or further obligation to the other Party or any of their respective Related Parties pursuant to this Agreement with respect to which termination has occurred, except in respect of the rights and obligations identified in clause (A) above, which shall survive as provided in this Section 7.2(b).

(c)                                  Withdrawal of Certain Filings. All filings, applications and other submissions relating to the transactions contemplated by this Agreement as to which termination has occurred shall, to the extent practicable, be withdrawn from the agency or other Person to which made.

Section 7.3. Limitation on Damages. The Parties hereto agree that, if this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(b) under the conditions set forth in Section 7.2(b)(ii), Seller’s sole and exclusive remedy shall be the right to receive the Escrow Amount as full and complete liquidated damages, as provided in Section 7.2(b)(i). The Parties hereto acknowledge and agree that such liquidated damages are intended to limit the claims that Seller may have against Buyer in the circumstances described in Sections 7.1(d). The Parties hereto further acknowledge and agree that (a) the liquidated damages provided in Section 7.2(b)(i) bear a reasonable relationship to the anticipated harm which would be caused by the Buyer’s breach or nonfulfillment of the terms hereof and does not constitute a penalty and (b) the amount of actual loss caused by Buyer’s breach or nonfulfillment of the terms hereof is incapable and difficult of precise estimation and that Seller would not have a convenient and adequate alternative to liquidated damages hereunder.

ARTICLE VIII—INDEMNIFICATION

Section 8.1. Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its Affiliates, and the directors, officers, employees and other agents and representatives of Buyer and its Affiliates from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, Taxes, penalties, obligations and expenses (including reasonable attorney’s fees and expenses and costs and expenses of investigation) (collectively, “Losses”) incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

(a)                                  any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or any certificate, instrument or other document delivered by Seller hereunder or in connection with the consummation of the transactions contemplated hereby or thereby;

(b)                                  the non-fulfillment or breach of any covenant, obligation or agreement made by Seller in this Agreement;

(c)                                  any Excluded Liability;

(d)                                  the failure of Seller to comply with any Laws relating to bulk sales or Tax applicable to the transactions contemplated by this Agreement; and

(e)                                  any matter identified or referred to in (i) Part III of Schedule 3.12(b), (ii) Item 1 of Schedule 3.12(c), or (iii) Schedule 3.22.

Section 8.2. Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and its Affiliates, and the directors, officers, employees and other agents and representatives of Seller and its Affiliates from and against any and all Losses incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

(a)                                  any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or any certificate or other document delivered by Buyer hereunder or in connection with the consummation of the transactions contemplated hereby or thereby;

(b)                                  the non-fulfillment or breach by Buyer of any covenant, obligation or agreement made by it in this Agreement;

(c)                                  any of the Assumed Liabilities; and

(d)                                  any and all acts or omissions of Buyer, including a Qualified Assignee in connection with the operation of the Stations and the conduct of the Station Business from and after the Closing Date.

Section 8.3. Calculation of Losses. Any indemnity payment hereunder shall be treated as an adjustment to the Purchase Price to the extent permitted by applicable Law. Where the receipt of any such payment is treated for Tax purposes in a manner other than as an adjustment to the Purchase Price, the amount of the payment shall be adjusted to take account of any net Tax cost actually incurred, or benefit actually enjoyed, by the Indemnified Party in respect thereof.

Section 8.4. Certain Procedures for Indemnification. (a)    In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification, or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person not a Party to this Agreement against such Indemnified Party, for which a Party to this Agreement is required to provide indemnification under this Article VIII (an “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim or the commencement of that action; provided, however, that the failure to so notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced in its ability to defend such action.

(b)                                  With respect to third party claims for which indemnification is claimed hereunder, (i) the Indemnifying Party shall be entitled to participate in the defense of any such claim, and (ii) if, in the judgment of the Indemnified Party, such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages, and the Indemnifying Party admits that this indemnity fully covers the claim or litigation, then the Indemnifying Party shall be entitled (y) to direct the defense of any claim at its sole cost and expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party, and (z) to settle and compromise any such claim or action for money damages alone; provided, however, that if the Indemnified Party has elected to be represented by separate counsel pursuant to the proviso below, or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or action, such settlement or compromise shall be effected only with the written consent of the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 8.4 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this Section 8.4; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it, at its sole cost and expense, provided further, that if, in the opinion of the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, then in such event, the fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided further, that in no event shall the Indemnifying Party be responsible for the fees of more than one counsel to the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or proceeding.

Section 8.5. Survival; Expiration.

(a)                                  Notwithstanding any investigation made by or on behalf of Seller or Buyer prior to, on or after the Closing Date, the representations and warranties contained in this Agreement (including the Schedules hereto) and in any document, instrument or certificate executed and delivered in connection herewith shall survive the consummation of the transactions contemplated hereby and thereby and shall terminate on the date twelve (12) months following the Closing Date, except that the representations and warranties:

(i)                                    set forth in Sections 3.3(b), 3.7(a), 3.8(b) and 3.9(a) shall survive forever;

(ii)                                set forth in Sections 3.18 and 3.19 shall survive the Closing and shall terminate on the seventh (7th) anniversary of the Closing Date;

(iii)                            set forth in Section 3.22 shall survive until the expiration of the applicable statute of limitations; and

(iv)                               which are based upon fraud or misrepresentation by Buyer or Seller shall survive forever.

The covenants of the Parties hereto shall survive until fully performed and discharged, unless otherwise expressly provided herein.

(b)                                  Any right of indemnification or reimbursement pursuant to this Article VIII with respect to a claimed breach, inaccuracy or non-fulfillment of any representation, warranty, covenant, agreement or obligation shall expire on the applicable date of termination of the representation, warranty, covenant, agreement or obligation claimed to be breached as set forth in Section 8.5(a) (the “Expiration Date”), unless on or prior to the applicable Expiration Date, the Indemnifying Party has received written notice from the Indemnified Party of such breach, inaccuracy or non-fulfillment from the Indemnified Party, in which case the Indemnified Party may continue to pursue its right of indemnification or reimbursement hereunder beyond the Expiration Date of the applicable representation, warranty, covenant, agreement or obligation.

Section 8.6. Limitations on Indemnification Obligations; Indemnity Escrow.

(a)                                  No indemnification shall be payable by an Indemnifying Party with respect to any indemnifiable Losses (other than Losses arising as a result by a breach by either Seller of the representations and warranties contained in Article III or IV, as applicable, which Losses shall not be counted towards the Indemnity Deductible) incurred by an Indemnified Party unless the cumulative amount of all such Losses exceeds Fifty Thousand Dollars ($50,000) (the “Indemnity Deductible”) in the aggregate, and then only in the amount of the excess of such Losses.

(b)                                  An Indemnifying Party shall not be obligated to indemnify any Indemnified Party for any amount of indemnifiable Losses under Section 8.1(a) or Section 8.2(a), as applicable, net of the Indemnity Deductible, in excess of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) and with respect to claims for indemnification made against Seller, the Indemnification Escrow Deposit shall be the sole and exclusive source and remedy of the Indemnified Party for any and all indemnifiable Losses; provided, that the foregoing limitations shall not apply to Losses arising as a result of a breach by (i) Seller of the representations and warranties contained in Sections 3.1, 3.2, 3.19(a),(b), and (c) and 3.22 or (ii) Buyer of the representations and warranties contained in Section 4.2 or its obligation to pay the

Closing Amount to Seller at the Closing pursuant to the terms and subject to the conditions of this Agreement. To the extent that Buyer shall make a claim for indemnification pursuant to Section 8.1(c) and the facts or circumstances giving rise to such claim constitute a breach of the representation and warranty contained in clause (d) of Section 3.18, such claim for indemnification by Buyer shall be deemed to be a claim for a breach of Section 3.18(d) and shall be subject to the limitations contained herein with respect claims for indemnification pursuant to Section 8.1(a) hereof.

(c)                                  No indemnification shall be payable by an Indemnifying Party with respect to any claim asserted by an Indemnified Party after the applicable Expiration Date.

(d)                                  No Indemnifying Party shall have any liability under any provision of this Agreement for any consequential, exemplary or punitive damages or any multiple of damages or diminution in value.

(e)                                  Any liability for indemnification under this Section 8.6 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(f)                                    Each Indemnified Party shall take all commercially reasonable steps to mitigate Losses for which indemnification may be claimed by them pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.

(g)                                 From and after the Closing, the rights of the Parties to indemnification relating to this Agreement and the transactions contemplated hereby shall be strictly limited to those contained in this Article VIII, and such indemnification rights shall be the exclusive remedies of the Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith; provided, that nothing contained in this Agreement shall (i) relieve or limit the liability of any Party hereto with respect to any liability arising out of, or resulting from, the fraud of such Party in connection with the transactions contemplated hereby or (ii) limit the availability of specific performance or other equitable remedies, subject to applicable Law.

(h)                                 On the date immediately following the first anniversary of this Agreement, Buyer and Seller shall instruct the Escrow Agent to release to Seller from the Escrow Amount and the Escrow Proceeds an amount equal to (i) the aggregate amount of the Escrow Amount plus the Escrow Proceeds as of such date, less (ii) the amount of any claims by Buyer for payment pursuant to the terms and subject to the conditions of Article VIII hereof outstanding and unpaid as of such date, if any, pursuant to the terms and subject to the conditions of this Agreement and the Escrow Agreement; provided that such remaining amount held by the Escrow Agent shall continue to be held in escrow by the Escrow Agent subject to subsequent release and delivery pursuant to the terms and conditions of this Agreement and the Escrow Agreement.

ARTICLE IX—MISCELLANEOUS

Section 9.1. Governing Law; Dispute Resolution.

(a)                                  Governing Law. Construction and interpretation of this Agreement shall be governed by the Laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b)                                  Dispute Resolution. Any dispute, controversy or claim arising out of or in connection with this Agreement or the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby, and the rights and obligations of the Parties hereunder and thereunder, including any question regarding their existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association as then in force (“AAA”), which Arbitration Rules are deemed to be incorporated by reference into this clause (a “Dispute”). The Parties shall appoint one arbitrator by mutual agreement. If the Parties cannot agree on the appointment of an arbitrator within ten (10) days after a Party’s receipt of a demand for arbitration, the arbitrator shall be appointed by the AAA in accordance with the Arbitration Rules, in which case the potential arbitrators identified on the list provided by the AAA to the Parties in accordance with such Arbitration Rules shall be, to the extent available, attorneys experienced with commercial transactions in the broadcast television industry. The arbitrator shall have the exclusive right to determine the arbitrability of any disputes, controversies or claims. In the event of any conflict between the Arbitration Rules and any provisions of this Agreement, this Agreement shall govern. The place of arbitration shall be Washington, D.C. The arbitration shall be conducted in the English language. Judgment on the award entered in any arbitration shall be final and may be entered in any court having jurisdiction thereof. The prevailing Party in the arbitration shall be entitled to recover its reasonable attorneys’ fees and costs, in addition to any other relief it may be awarded, and the arbitrator may (but shall not be required to) direct the Parties to deposit funds against the payment of such costs. The Parties agree that notifications of any proceedings, reports, communications, or any other document shall be sent as set forth in Section 9.2. Notwithstanding any provision of this Section 9.1(b) to the contrary, either Party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief, including equitable relief, that is necessary to protect the rights or property of such Party or preserve the subject matter of the Dispute, pending its final resolution and (as applicable) enforcement, pursuant to the terms and subject to the conditions of this Section 9.1(b).

Section 9.2. Notices. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement (including Notices of Termination) shall be in the English language and in written or electronic form, and shall be deemed delivered (a) on the date of delivery when (i) delivered by hand or (ii) sent by reputable overnight courier maintaining records of receipt and (b) on the date of transmission when sent by facsimile or other electronic transmission during normal business hours with confirmation of transmission by the transmitting equipment; provided, however, that any such communication delivered by facsimile or other electronic transmission shall only be effective if such communication is also delivered by hand or deposited with a reputable overnight courier maintaining records of receipt within two (2) Business Days after its delivery by facsimile or other electronic transmission. All such communications shall be addressed to the Parties at the address set forth in Exhibit 9.2, or at such other address as a Party may designate upon ten (10) days’ prior written notice to the other Party.

Section 9.3. Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except for the provisions of Article VIII, this Agreement is for the sole benefit of the Parties hereto and not for the benefit of any third party, including, for the avoidance of doubt, any Employee.

Section 9.4. Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the Party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought. Such modification, amendment, waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given. Neither the failure of either Party to enforce, nor the delay of either Party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof. No action taken pursuant to this Agreement, including any investigation by or on behalf of either Party hereto, shall be deemed to constitute a waiver by the Party taking action of compliance by the other Party with any representation, warranty, covenant or agreement contained herein.

Section 9.5. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either Party hereto (including in connection with a merger, consolidation, sale of substantially all of the assets of such Party or otherwise by operation of law) without the prior written consent of the other Party hereto; provided, however, that Buyer (a) may assign all of its rights and obligations under this Agreement to any of its Affiliates without the consent of Seller and (b) prior to the filing of the FCC Applications, Buyer shall assign, at its election (i) all of its rights and obligations under this Agreement (and delegate its duties to assume all of the Assumed Liabilities) or (ii) its right to purchase the Designated Station Assets (and delegate its duty to assume the Assumed Liabilities corresponding thereto), to a third party that is eligible to be the licensee of the Stations pursuant to the Communications Act (a “Qualified Assignee”) by written notice to, but without consent of, Seller and provided, further, that with respect to any such assignment to a Qualified Assignee each of the representations and warranties contained in Article 4 of this Agreement with respect to Buyer are, and shall be, true and correct with respect to such Qualified Assignee. With respect to any assignment under this Section 9.5, (x) any assignee, including a Qualified Assignee, shall deliver to Seller a written instrument of assumption with respect to this Agreement or the Designated Station Assets, as applicable, (y) in the case of a Qualified Assignee, the Qualified Assignee will covenant to Seller that it will comply with the provisions of Section 5.1 with respect to any contemplated consents relating to the Designated Station Assets, including the FCC Consent, and (z) Buyer shall remain liable for all of its obligations hereunder. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6. Enforceability; Severability. Without limitation to Section 5.6(e):  (a) if any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision, each of which is hereby declared to be separate and distinct, (b) if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and (c) if any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the Parties hereto to the maximum extent possible, consistent with Law and public policy.

Section 9.7. Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto and the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby, contains the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the Parties with respect to the subject matter hereof, including LOI.

Section 9.8. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the day and year first above written.

BARRINGTON TRAVERSE CITY LLC		MAX MEDIA OF TRAVERSE CITY LLC

By:	/s/ Paul M. McNicol
	Name: Paul M. McNicol	By:	/s/ David J. Wilhelm
	Title: Senior Vice President/Secretary		Name: David J. Wilhelm
Title: Vice President

MTC LICENSE LLC

		By:	/s/ David J. Wilhelm
Name: David J. Wilhelm
Title: Vice President

Schedules to Asset Purchase Agreement

Schedule 2.2(a)(i)(A)	Owned Real Property
Schedule 2.2(a)(i)(B)	Leased Real Property
Schedule 2.2(b)	Excluded Personal Property
Schedule 2.4	Exceptions to DTV Authorizations
Schedule 2.6(a)	Seller’s Working Capital Statement
Schedule 2.6(e)	Buyer’s Wire Transfer Instructions
Schedule 3.3(a)	Tangible Personal Property
Schedule 3.3(b)	Disposed Tangible Personal Property
Schedule 3.4(b)(i)	Third-Party Consents (Contracts)
Schedule 3.4(b)(ii)	Third-Party Consents (Permits)
Schedule 3.5	Financial Statements
Schedule 3.6	Changes
Schedule 3.7(a)	Good Title
Schedule 3.8(c)	Certain Documents in respect of the Owned Real Property
Schedule 3.8(f)	Certain Parcels of Real Property
Schedule 3.9(b)	Intellectual Property Registrations
Schedule 3.9(c)	Intellectual Property Licenses
Schedule 3.10	Existing Contracts
Schedule 3.11	Permits
Schedule 3.12(c)	FCC Licenses
Schedule 3.12(f)	Towers
Schedule 3.13(a)	Cable and Satellite Matters
Schedule 3.14	Accounts Receivable
Schedule 3.15	Accounts Payable
Schedule 3.16	Litigation
Schedule 3.17	Labor Matters
Schedule 3.18(a)	Employees
Schedule 3.18(b)	Personnel Policies
Schedule 3.18(c)	Employee Benefit Plans
Schedule 3.19	Environmental Matters
Schedule 3.20	Insurance
Schedule 3.22	Taxes
Schedule 4.4	Certain Matters relating to Buyer’s FCC Qualifications
Schedule 6.2(d)(i)	Seller’s Wire Transfer Instructions
Schedule 9.5	Designated Station Assets

Exhibits to Asset Purchase Agreement

Exhibit 1.1	Certain Defined Terms; Certain Interpretations
Exhibit 2.6(a)	Calculation of Working Capital
Exhibit 2.6(c)	Procedures Relating to Working Capital and Purchase Price Allocation Disputes
Exhibit 6.1(e)(i)	Form of Bill of Sale
Exhibit 6.1(e)(ii)	Form of Assignment and Assumption Agreement
Exhibit 6.1(e)(iii)	Form of Assignment and Acceptance Agreement
Exhibit 6.1(e)(x)	Form of Seller’s Opinions
Exhibit 9.2	Notices

ii

The following schedules to the Asset Purchase Agreement were omitted pursuant to Item 601 (b)(2) of Regulation S-K.  The company hereby agrees to furnish a copy of any omitted schedule to the Commission upon request.

Schedule 2.2(a)(i)(A)	Owned Real Property
Schedule 2.2(a)(i)(B)	Leased Real Property
Schedule 2.2(b)	Excluded Personal Property
Schedule 2.4	Exceptions to DTV Authorizations
Schedule 2.6(a)	Seller’s Working Capital Statement
Schedule 2.6(e)	Buyer’s Wire Transfer Instructions
Schedule 3.3(a)	Tangible Personal Property
Schedule 3.3(b)	Disposed Tangible Personal Property
Schedule 3.4(b)(i)	Third-Party Consents (Contracts)
Schedule 3.4(b)(ii)	Third-Party Consents (Permits)
Schedule 3.5	Financial Statements
Schedule 3.6	Changes
Schedule 3.7(a)	Good Title
Schedule 3.8(c)	Certain Documents in respect of the Owned Real Property
Schedule 3.8(f)	Certain Parcels of Real Property
Schedule 3.9(b)	Intellectual Property Registrations
Schedule 3.9(c)	Intellectual Property Licenses
Schedule 3.10	Existing Contracts
Schedule 3.11	Permits
Schedule 3.12(c)	FCC Licenses
Schedule 3.12(f)	Towers
Schedule 3.13(a)	Cable and Satellite Matters
Schedule 3.14	Accounts Receivable
Schedule 3.15	Accounts Payable
Schedule 3.16	Litigation
Schedule 3.17	Labor Matters
Schedule 3.18(a)	Employees
Schedule 3.18(b)	Personnel Policies
Schedule 3.18(c)	Employee Benefit Plans
Schedule 3.19	Environmental Matters
Schedule 3.20	Insurance
Schedule 3.22	Taxes
Schedule 4.4	Certain Matters relating to Buyer’s FCC Qualifications
Schedule 6.2(d)(i)	Seller’s Wire Transfer Instructions
Schedule 9.5	Designated Station Assets

EXHIBIT 1.1—CERTAIN DEFINED TERMS; CERTAIN INTERPRETATIONS

I.             Certain Defined Terms. The capitalized terms contained and used in this Agreement which are defined below shall have the respective meanings ascribed to them as follows:

“AAA” has the meaning set forth in Section 9.1(b).

“Accounts Payable” has the meaning set forth in Section 2.3(a)(i).

“Accounts Receivable” means all of Seller’s accounts and notes receivable, deferred charges, chattel paper and other rights to receive payments, in each case, arising from the operation of the Station Business, including the rights of Seller as of the Closing Date to payment for the sale of advertising time and other goods and services by the Stations prior to the Closing Date but specifically excluding any intercompany receivables (as defined in the Financial Statements) and those receivables not included in the calculation of the Final WC Amount.

“Accrued Compensation” means any and all salary, accrued vacation and sick leave, and commissions and reimbursements for expenses due and owing to each Employee.

“Additional Applications” has the meaning set forth in Section 5.1(a).

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, the specified Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Arbitration Rules” has the meaning set forth in Section 9.1(b).

“Assignment Application” means the application to be filed with the FCC in order to obtain the consent of the FCC to an assignment to Buyer or, as may be designated by Buyer, any Affiliate or permitted assign (including a Qualified Assignee) of Buyer, of the FCC Licenses, including the Satellite Waiver as contemplated by Section 5.1(f).

“Assumed Contracts” has the meaning set forth in Section 2.2(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Business Day” means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or that is a day on which the Escrow Agent or banking institutions located in New York, New York are authorized or required by law or action of a Governmental Authority to close.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Confidential Information” means (i) all financial, technical, commercial, proprietary or other information disclosed by Buyer or an Affiliate of Buyer to Seller, its

Affiliates or any of their officers, directors, employees, representatives or agents (each, a “Seller Recipient”) in connection with the transactions contemplated by this Agreement, (ii) each of the terms, conditions and other provisions contained in this Agreement and the agreements or documents to be delivered pursuant to this Agreement, (iii) all financial, technical, commercial, proprietary or other information of Buyer or its Affiliates disclosed by Buyer to any Governmental Authority in connection with any filings or review in connection with the transactions contemplated hereunder,  and (iv) from and after the Closing, all financial, technical, commercial, proprietary or other information of Seller or its Affiliates relating to the Stations, the Station Business or the Purchased Assets, including all Intellectual Property of Seller or its Affiliates relating thereto. Notwithstanding the preceding sentence, the definition of Buyer Confidential Information does not include any information that (A) is in the public domain at the time of disclosure to a Seller Recipient or becomes part of the public domain after such disclosure through no fault of a Seller Recipient, (B) except with respect to information set forth in subclause (iv) above, which, upon the Closing shall constitute Buyer Confidential Information, is already in the possession of a Seller Recipient at the time of disclosure to such Seller Recipient that has not been provided by Buyer or its Affiliates, (C) is disclosed to a party by any Person other than a Party to this Agreement; provided, that the party to whom such disclosure has been made does not have actual knowledge that such Person is prohibited from disclosing such information (either by reason of Contract or legal or fiduciary obligation), (D) is developed independently by any party without the use of any Buyer Confidential Information, or (E) is required to be disclosed under Law or court order (provided that prompt notice of such disclosure will be given as far in advance as possible to Buyer and Buyer shall be given reasonable opportunity to determine whether disclosure is required and to assess the extent of Buyer Confidential Information required to be disclosed).

“Buyer’s Knowledge” (and similar phrases) means the actual knowledge of any officer or director of Buyer, and the knowledge any such Person would have had if he had performed his services and duties in the ordinary course of business on behalf of Buyer in a reasonably diligent manner.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Amount” means the Purchase Price less the Escrow Amount.

“COBRA Obligations” means all obligations of Seller under Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means collectively, the Communications Act of 1934, as amended, and the rules, regulations and polices of the FCC promulgated thereunder.

“Competitive Business” has the meaning set forth in Section 5.6(c)(A).

“Consent” means, with respect to a Contract or a Permit, any consent or approval of any Person other than any Party to this Agreement which, in accordance with the terms of such

Contract or Permit, is required to be obtained for the assignment thereof to Buyer or its permitted assigns.

“Contracts” means contracts, commitments, arrangements, agreements, leases, licenses, purchase orders for the sale or purchase of goods or services and any other understandings.

“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) means (i) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise and (ii) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security.

“Copyrights” means all copyrights, copyright applications and copyright registrations and foreign counterparts thereof, including all rights to computer software programs (including object and source code, program documentation, disks, tapes, manuals, guides and other materials with respect thereto), works of authorship and rights to databases of any kind under the Laws of any jurisdiction and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which subsist in the world.

“Cure Notice Deadline” has the meaning set forth in Section 5.12(c).

“DBS” has the meaning set forth in Section 3.13(a)(ii).

“Designated Station Assets” means those certain Purchased Assets set forth on Schedule 9.5.

“Disputed Items” has the meaning set forth in Section 2.6(c).

“Dollars” or “$” means United States dollars.

“DTV” has the meaning set forth in Section 3.12(c).

“Effective Date” has the meaning set forth in the preamble hereof.

“Employee” means an individual employed by Seller in respect of the Station Business as of the Effective Date and identified as such on Schedule 3.18(a) and any individual(s) hired by Seller in respect of the Station Business between the Effective Date and the Closing Date in accordance with Section 5.2 and the other terms of this Agreement.

“Environmental Condition” has the meaning set forth in Section 5.13.

“Environmental Consultant” has the meaning set forth in Section 5.13.

“Environmental Study” has the meaning set forth in Section 5.13.

“Environmental Law” means any Law relating to (i) pollution or protection of the environment, including natural resources, disposal of pollutants, toxic, hazardous, or other waste, and discharge and treatment of stormwater or sanitary and industrial wastewater; (ii) health and safety, including exposure of employees or other persons, to toxic or hazardous substances; (iii) protection of the public health or welfare from the effects of by-products, wastes, emissions, discharges or releases of any chemical or other substances from industrial or commercial activities; or (iv) regulation of the manufacture, use or introduction into commerce of chemical or other substances, including their manufacture, importation, exportation, formulation, labeling, distribution, transportation, handling, storage, treatment, recycling, removal and disposal, specifically including petroleum and petroleum derived products.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Townebank.

“Escrow Agreement” means that certain Escrow Agreement, dated as of even date herewith, by and among Seller, Buyer and Escrow Agent.

“Escrow Amount” means an amount equal to $500,000.

“Escrow Proceeds” means all interest and proceeds earned on the Escrow Amount or the Indemnification Escrow Deposit as applicable, and any interest earned thereon.

“Estimated Working Capital” has the meaning set forth in Section 2.6(a).

“Excess Estimated Working Capital” means the amount by which Estimated Working Capital exceeds $200,000.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Existing Contracts” has the meaning set forth in Section 3.10(a).

“Expiration Date” has the meaning set forth in Section 8.5(b).

“FAA”  means the United States Federal Aviation Administration.

“FCC” means the United States Federal Communications Commission.

“FCC Applications” means the Assignment Application, together with any Additional Applications.

“FCC Consent” means action by the FCC granting its consent to the FCC Applications, including the Satellite Waiver, and the consummation of the transactions contemplated hereby.

“FCC Licenses” means the FCC license for each of the Stations and any other licenses, permits or other authorizations issued by or pending before the FCC to Seller in connection with the Stations or the Station Business.

“Final Order” means an action by the FCC or other Governmental Authority having jurisdiction (a) with respect to which action no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review or notice of appeal or other judicial petition for review is pending and (b) as to which the time for filing any such request, motion, petition, application, appeal or notice and for the entry of orders staying, reconsidering or reviewing on the FCC’s or such other Governmental Authority’s own motion has expired.

“Final WC Amount” has the meaning set forth in Sections 2.6(b) and (c).

“Financial Statements” has the meaning set forth in Section 3.5.

“Financial Statements Date” means May 31, 2007.

“GAAP” means generally accepted accounting principles, consistently applied, as applied in the United States of America.

“Governmental Authority” means any federal, state, local or foreign government, legislature, governmental or administrative agency or commission, any self-regulatory association or authority, any court or other tribunal of competent jurisdiction, or any other governmental authority or instrumentality anywhere in the world.

“Hazardous Substances” means any and all pollutants, contaminants, hazardous substances, hazardous wastes, toxic pollutants, toxic substances, caustics, radioactive substances or materials, hazardous materials, chemicals, industrial wastes, and any and all other sources of pollution or contamination, or terms of similar import that are identified, listed, regulated under any Environmental Law and including under any Federal Law, including those with respect to crude oil, petroleum and its derivatives, products and by-products, natural or synthetic gas, any other hydrocarbons, heavy metals, asbestos, asbestos-containing materials, lead, lead-based paint, urea formaldehyde, pesticides, nuclear fuel and polychlorinated biphenyls.

“Indemnification Deductible” shall have the meaning set forth in Section 8.6.

“Indemnification Escrow Deposit” shall have the meaning set forth in Section 2.8.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Intellectual Property” means Patents, Trademarks, Copyrights, and Know-How, and all copies and tangible embodiments thereof (in whatever form or media).

“Know-How” means all inventions (whether patentable or unpatentable and whether or not reduced to practice), compositions, manufacturing and production techniques, technical data, designs, drawings, specifications, molds, dies, casts, product configurations, discoveries, trade secrets, improvements, formulae, practices, processes, methods, technology, know-how, and confidential or proprietary information, whether or not patentable, including any of the foregoing

v

in the process of development and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which subsist in the world.

“Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, decree, injunction, judgment, stay or restraining order, provisions and conditions of permits, licenses, registrations and other operating authorizations, any ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.2(a)(i).

“License Seller” has the meaning set forth in the preamble hereto.

“Lien” means any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Losses” has the meaning set forth in Section 8.1.

“Main Studio Rules” means the provisions of 47 C.F.R. § 73.114, together with any other provisions or rules of, or promulgated under, the Communications Act with respect to the establishment, location, materials to be maintained at, or otherwise relating to the main studio of a broadcast television station.

“Market” means The Nielsen Designated Market Area encompassing Traverse City and Cadillac, Michigan.

“Material Adverse Effect” means (i) any effect that is materially adverse to the business, assets, operations, condition (financial or otherwise), or results of operations of the Station Business, including the Stations and the Purchased Assets, taken as a whole, but excluding any such effect resulting from or arising in connection with (A) changes or conditions generally affecting the broadcast television industry (except in the case of this clause (A) if the impact on the Station Business is materially disproportionate to the impact on broadcast television) or (B) changes in United States general economic, regulatory or political conditions, (ii) any effect with respect to the Station Business, including the Stations and the Purchased Assets, that has a material impact on, or materially delays or prevents the consummation of, the transactions contemplated hereby, including the grant of the FCC Consent, (iii) an effect that creates a material limitation on the ability of the Buyer to conduct the business of the Station as conducted immediately prior to the Closing or (iv) an effect that creates a limitation in the ability of Buyer to acquire valid and marketable title to the Purchased Assets free and clear of all Liens (other than Permitted Liens).

“Material Consent” means any Consent under (i) any Materials Contract designated on Schedule 3.4(b)(i); (ii) any Assumed Contract entered into between the Effective Date and the Closing; or (iii) any Permit designated on Schedule 3.1(b)(ii).

“Material Contracts” has the meaning set forth in Section 3.10(a).

“MVPDs” means multichannel video programming distributors, including cable systems, satellite master antenna television, open video systems, multipoint distribution service, multichannel multipoint distribution service and DBS systems.

“Non-Assignable Right” has the meaning set forth in Section 2.5(a).

“Operating Seller” has the meaning set forth in the preamble hereto.

“Ordinary Course Contracts” has the meaning set forth in Section 3.10(a).

“Owned Real Property” has the meaning set forth in Section 2.2(a)(i).

“Party” means each party to this Agreement.

“Patents” means patents, patent disclosures, design patents, design rights and registered designs, utility models and similar related rights under the Laws of any jurisdiction and all registrations, applications and foreign counterparts thereof, and any foreign equivalents, additions, divisions, continuations, continuations in-part, substitutions, reissues, extensions and renewals of any of the foregoing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which subsist in the world.

“Pension Benefit Plan” has the meaning set forth in Section 3.18(h).

“Permits” means all licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and other rights, other than the FCC Licenses, from any Governmental Authority to Seller currently in effect and used in connection with the Station Business, including in connection with the use of any Real Property or Tangible Personal Property, together with any additions thereto between the Effective Date and the Closing Date.

“Permitted Liens” means (a) Liens for Taxes or assessments which are not yet due or which are being contested in good faith by appropriate proceedings, and (b) statutory mechanics’, materialmen’s, contractors’, warehousemen’s, repairmen’s and other similar statutory Liens arising in the ordinary course of business and which are not delinquent.

“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political Party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

“Plan” means any pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other plan, agreement or policy applicable to Seller’s Employees and any “employee benefit plan” within the meaning of Section 3(3) of ERISA related to the Station Business, under which Seller has any current or future obligation or liability or under which any Employee or former employee (or any dependent, beneficiary or alternate payee of any Employee or former employee) of Seller in respect of the Station Business has or may have any current or future right to benefits on account of employment with Seller.

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchase Price Allocation” has the meaning set forth in Section 2.7(a).

“Qualified Assignee” has the meaning set forth in Section 9.5.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Inspection” has the meaning set forth in Section 5.12(a).

“Real Property Objection” has the meaning set forth in Section 5.12(b).

“Referee” has the meaning set forth in Section 2.6(c).

“Related Party” has the meaning set forth in Section 7.2(b).

“Satellite Waiver” has the meaning set forth in Section 5.1(e).

“Seller” has the meaning set forth in the preamble hereof.

“Seller Confidential Information” means (i) all financial, technical, commercial, proprietary or other information of Seller or an Affiliate of Seller disclosed by Seller or an Affiliate of Seller to Buyer, its Affiliates, permitted assigns or any of their officers, directors, employees, representatives or agents (each, a “Buyer Recipient”) in connection with the transactions contemplated by this Agreement that does not relate solely to the Stations, the Purchased Assets or the Station Business, (ii) each of the terms, conditions and other provisions contained in this Agreement and the agreements or documents to be delivered pursuant to this Agreement, (iii) all financial, technical, commercial, proprietary or other information of Seller or an Affiliate of Seller disclosed by Seller or an Affiliate of Seller to any Governmental Authority in connection with any filings or review in connection with the transactions contemplated hereunder not relating solely to the Stations, the Purchased Assets or the Station Business, (iv) until such time as the Closing occurs, all financial, technical, commercial, proprietary or other information of Seller or its Affiliates relating to the Stations, the Station Business or the Purchased Assets, including all Intellectual Property of Seller or its Affiliates relating thereto. Notwithstanding the preceding sentence, the definition of Seller Confidential Information does not include any information that (A) is in the public domain at the time of disclosure to a Buyer Recipient or becomes part of the public domain after such disclosure through no fault of such Buyer Recipient, (B) is already in the possession of a Buyer Recipient at the time of disclosure to such Buyer Recipient that has not been provided by Seller or its Affiliates, (C) is disclosed to a party by any Person other than a Party to this Agreement; provided that the party to whom such disclosure has been made does not have actual knowledge that such Person is prohibited from disclosing such information (either by reason of Contract or legal or fiduciary obligation), (D) is developed independently by any party without the use of any Seller Confidential Information or (E) is required to be disclosed under Law or court order (provided that prompt notice of such disclosure will be given as far in advance as possible to Seller and Seller shall be given reasonable opportunity to determine whether disclosure is required and to assess the extent of Seller Confidential Information required to be disclosed).

“Seller’s Knowledge” (and similar phrases) means the (i) actual knowledge of any officer or director of Seller, and (ii) the knowledge any such Person would have had if he had performed his services and duties in the ordinary course of business on behalf of Seller in a reasonably diligent manner.

“Seller’s WC Statement” has the meaning set forth in Section 2.6(a).

“Settlement Date” has the meaning set forth in Section 2.6(e).

“Shortfall Estimated Working Capital” means the amount by which Estimated Working Capital is less than $200,000.

“Stations” has the meaning set forth in the recitals hereof.

“Station Business” means the business of the Stations, taken as a whole, including the Purchased Assets and the operations thereof, and the Assumed Liabilities to be sold or assumed pursuant to this Agreement at the Closing pursuant to the terms and subject to the conditions hereof.

“Station Call Signs” has the meaning set forth in Section 2.2(x).

“Station Domain Name” has the meaning set forth in Section 2.2(x).

“Tangible Personal Property” has the meaning set forth in Section 2.2(a)(ii).

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Towers” means all antenna support structures, including any guy anchors and guy wires, used or useful in connection with the operation of the Stations.

“Trade Agreements” means those certain Contracts in effect as of the Closing Date under which Seller has agreed to provide commercial advertising time on either of the Stations after the Closing Date in exchange for property or services in lieu of, or in addition to, cash.

“Trademarks” means trademarks, trade names, trade dress, service marks and service names, logos, slogans, brand names and domain names (including the Station Domain Name and the Station Call Signs) and all registrations, applications for registration, renewals and foreign counterparts thereof, together with the goodwill of the business associated therewith and symbolized thereby, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which subsist in the world.

“Transfer Date” means with respect to an Assumed Contract requiring the consent of any Person for assignment thereof to Buyer, the date (if after the Closing Date) such consent is obtained and such Assumed Contract is duly assigned to Buyer.

“Transferred Intellectual Property” has the meaning set forth in Section 2.2(a)(iii).

“Transfer Taxes” has the meaning set forth in Section 5.7.

“Transmission Equipment” means all digital, analog or other equipment used in connection with the Stations, including the antennae, transmitters and all associated transmission equipment, lines and facilities.

“Transmission Structures” has the meaning set forth in Section 3.8(f).

“Upset Date” has the meaning set forth in Section 7.1(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“WC Objection” has the meaning set forth in Section 2.6(b).

“Working Capital” means (i) the Accounts Receivable, security deposits provided by Seller and held by a third party pursuant to any agreement included in the Assumed Contracts and other current assets that are Purchased Assets less the Accounts Payable, accrued expenses and other current liabilities (other than obligations Buyer is assuming after Closing) that are Assumed Liabilities, calculated in an manner consistent with the Estimated Working Capital on Schedule 2.6(a); and (ii) the difference between the (A) the value, as of the Closing Date, of all advertising time required to be broadcast by the Stations after the Closing Date pursuant to the terms and subject to the conditions of the Trade Agreements, and (B) the value of all property or services to be received by the Stations after the Closing Date pursuant to the terms and subject to the conditions of the Trade Agreements.

“Working Capital Adjustment” has the meaning set forth in Section 2.6(d).

II.            Descriptive Headings; Certain Interpretations.

x

(a)           Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b)           Except as otherwise expressly provided in this Agreement or as the context otherwise requires, the following rules of interpretation apply to this Agreement:  (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “any” are not exclusive and the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (iii) a reference to any Contract includes permitted supplements and amendments; (iv) a reference to a Law includes any amendment or modification to such Law; (v) a reference to a Person includes its successors, heirs and permitted assigns; (vi) a reference to one gender shall include any other gender; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the referenced Article, Section, Exhibit or Schedule of this Agreement.

(c)           The Parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

*               *               *

EXHIBIT 2.6(C)— PROCEDURES RELATING TO WORKING CAPITAL

AND PURCHASE PRICE ALLOCATION DISPUTES

The following are the arbitration procedures to be used in resolving any disputes with respect to the calculation of the Working Capital pursuant to Section 2.6 or an adjustment to the Purchase Price Allocation pursuant to Section 2.7:

1.                                      Presentation of Proposal. Presentation of each side’s written proposal of the calculation of the Working Capital or the adjustment to the Purchase Price Allocation, as applicable, to be submitted in writing to the Referee by the end of the thirty (30) -day period referred to in Sections 2.6(d) and 2.7(b) of the Agreement, as applicable (or such longer period as Seller and Buyer shall mutually agree in writing).

2.                                      Written presentation of each side’s substantive position on disputed issues.

a.                                      To be submitted in writing to Referee within two weeks of the end of the thirty (30) -day period referred to in Sections 2.6(d) and 2.7(b) of the Agreement, as applicable (or such longer period as Seller and Buyer shall mutually agree in writing).

b.                                      Affidavits and all supporting material to be included.

3.                                      Written replies.

a.                                      To be filed within ten (10) days after receipt of initial written submission.

b.                                      Affidavits and all supporting material to be included.

4.                                      Conference with Referee.

c.                                       To take place within ten (10) days after replies are filed.

d.                                      Each side will have thirty (30) minutes to present its position.

e.                                       Accountants and other advisors who were involved in the transaction will be present to answer questions.

f.                                         Each side will then have fifteen (15) minutes to respond to the other side’s presentation.

g.                                      After presentations and rebuttals, each side will respond to questions from, or comments of, Referee.

5.                                      Decision. Referee to make decision within fifteen (15) days following conference.

6.                                      Determination binding. The determination of the Referee shall be final and binding on the Parties, and there shall be no right of appeal therefrom. Judgment may be entered thereon in any court having jurisdiction over the Party against which such determination is to be enforced.

7.                                      Allocation of Fees. All fees and expenses (including attorneys’ fees and expenses and the fees and expenses of the Referee) shall be borne by Buyer and Seller in proportions inverse to the extent to which they prevail in the dispute, with such allocations to be finally determined by the Referee.

*               *               *

ii

EXHIBIT 6.1(e)(i)

FORM OF BILL OF SALE

This Bill of Sale (this “Bill of Sale”) is made as of [               ], by Max Media of Traverse City LLC, a Virginia limited liability company (“Operating Seller”), MTC License LLC, a Virginia limited liability company (“License Seller,” and together with Operating Seller, the “Sellers” and each, a “Seller”).

W I T N E S S E T H:

WHEREAS, Sellers and Tucker Broadcasting of Traverse City Inc., as assignee of Barrington Traverse City LLC (“Buyer”), are parties to that certain Asset Purchase Agreement, dated as of August    , 2007 (the “Purchase Agreement”), pursuant to which Sellers have agreed to sell, convey, transfer and assign to Buyer, and Buyer has agreed to purchase from Sellers, the Purchased Assets (as defined in the Purchase Agreement), pursuant to the terms and subject to the conditions of the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Defined Terms; Interpretation. Except as otherwise set forth herein, capitalized terms used herein have the meanings assigned to them in the Purchase Agreement. This Bill of Sale shall be interpreted in accordance with the rules of construction set forth in Part II of Exhibit 1.1 of the Purchase Agreement.

2.             Assignment of Assets. Pursuant to the terms and subject to the conditions of the Purchase Agreement, each Seller does hereby grant, sell, assign, transfer, convey and set over to Buyer, its successors and assigns, and Buyer does hereby purchase and acquire from each Seller, all of such Seller’s right, title and interest in and to the Purchased Assets, including all goodwill of or relating to the Stations and the Station Business.

3.             Further Assurances. Each party to this Bill of Sale agrees to execute, acknowledge, deliver, file and record, and cause to be executed, acknowledged, delivered, filed and recorded, such further certificates, instruments, and documents and to do, and cause to be done, without further consideration, all such other acts and things, as may be required by Law, or as may, in the reasonable opinion of the other party hereto, be necessary or advisable to carry out the purposes of this Bill of Sale.

4.             Binding Effect; Amendments. This Bill of Sale shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. No modification, amendment or waiver of any provision of, or consent or approval required by, this Bill of Sale, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought.

5.             Governing Law. Construction and interpretation of this Bill of Sale shall be governed by the Laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Bill of Sale to the substantive Law of another jurisdiction.

6.             Purchase Agreement Controlling. Notwithstanding any other provisions of this Bill of Sale to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, or any of the obligations, of Sellers or Buyer set forth in the Purchase Agreement. This Bill of Sale is subject to and controlled by the terms of the Purchase Agreement.

7.             Counterparts. This Bill of Sale may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Bill of Sale by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Bill of Sale.

[Remainder of page intentionally left blank; signature page follows]

2

IN WITNESS WHEREOF, each of the parties has caused this Bill of Sale to be duly executed and delivered as of the day and year first above written.

MAX MEDIA OF TRAVERSE CITY LLC		MTC LICENSE LLC

By:
By:
	Name:		Name:
	Title:		Title:

EXHIBIT 6.1(e)(ii)

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is made as of [                 ], by and among Max Media of Traverse City LLC, a Virginia limited liability company (“Operating Seller”), MTC License LLC, a Virginia limited liability company (“License Seller,” and together with Operating Seller, the “Sellers” and each, a “Seller”), and Tucker Broadcasting of Traverse City, Inc., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Sellers and Barrington Traverse City LLC are parties to that certain Asset Purchase Agreement, dated as of August     , 2007 (the “Purchase Agreement”); and

WHEREAS, Barrington Traverse City LLC has subsequently assigned certain of its rights and obligations under the Purchase Agreement to Buyer; and

WHEREAS, Sellers desire to assign to Buyer all of Sellers’ right, title and interest in, to and under, and delegate all of their respective duties and obligations in connection with or under the Assumed Contracts, and Buyer is willing to accept assignment of such rights and assume such duties and obligations arising under or in connection with the Assumed Contracts, in each case pursuant to the terms and subject to the conditions of the Purchase Agreement and this Agreement (including Section 6 hereof).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Sellers and Buyer, intending to be legally bound, hereby agree as follows:

1.             Defined Terms; Interpretation. Except as otherwise set forth herein, capitalized terms used herein have the meanings assigned to them in the Purchase Agreement. This Agreement shall be interpreted in accordance with the rules of construction set forth in Part II of Exhibit 1.1 of the Purchase Agreement.

2.             Assignment and Assumption. Pursuant to the terms and subject to the conditions of the Purchase Agreement and effective as of the date hereof, (a) each Seller hereby conveys, assigns, and transfers to Buyer, its successors and assigns, all of such Seller’s right, title and interest in, to and under the Assumed Contracts and delegates to Buyer all of its duties and obligations to be performed, or arising on or after the date hereof in connection with or under the Assumed Contracts, and (b) Buyer hereby accepts the above assignment of rights and delegation of duties and obligations and agrees to be bound by and to assume such duties and obligations arising under or in connection with the Assumed Contracts to be performed or arising on or after the date hereof and to assume and perform, pay and discharge the other Assumed Liabilities arising on or after the date hereof.

Notwithstanding anything to the contrary set forth herein, if the terms of any Assumed Contract require a third party to consent to the assignment of such Assumed Contract and such consent has not been obtained as of the date hereof, then this Agreement shall not constitute an assignment or assumption thereof unless and until such consent is obtained. If such consent is obtained following the date hereof, then this Agreement shall be effective to provide for the assignment and assumption of such Assumed Contract without need for further action. Until such consent is obtained, Sellers shall provide Buyer with the benefits of such Assumed Contract, and Buyer shall perform the obligations of Sellers arising thereunder after the date hereof to the extent Buyer receives such benefit.

3.             Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record, and to cause to be executed, acknowledged, delivered, filed and recorded, such further certificates, instruments, and documents and to do, and cause to be done, all such other acts and things, as may be required by Law, or as may, in the reasonable opinion of the other party hereto, be necessary or advisable to carry out the purposes of this Agreement.

4.             Binding Effect; Amendments. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought.

5.             Governing Law. Construction and interpretation of this Agreement shall be governed by the Laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

6.             Purchase Agreement Controlling. Notwithstanding any other provisions of this Agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, or any of the obligations, of Sellers or Buyer set forth in the Purchase Agreement. This Agreement is subject to and controlled by the terms of the Purchase Agreement.

7.             Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

2

IN WITNESS WHEREOF, each of the parties has caused this Assignment and Assumption Agreement to be duly executed and delivered as of the day and year first above written.

MAX MEDIA OF TRAVERSE CITY LLC		MTC LICENSE LLC

By:		By:
	Name:		Name:
	Title:		Title:

TUCKER BROADCASTING OF TRAVERSE CITY, INC.

By:
Name:
Title:

[Signature Page to Assignment
and Assumption Agreement]

EXHIBIT 6.1(e)(iii)

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

FCC LICENSES

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”), is made as of [                    ], by and between MTC License LLC, a Virginia limited liability company (“Assignor”), and Tucker Broadcasting of Traverse City, Inc., a Delaware corporation (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor, Barrington Traverse City LLC and Max Media of Traverse City LLC are parties to that certain Asset Purchase Agreement, dated as of August    , 2007 (the “Purchase Agreement”);  and

WHEREAS, Barrington Traverse City LLC has subsequently assigned its rights and obligations under the Purchase Agreement with respect to the transfer of the FCC Licenses (as defined in the Purchase Agreement and listed on Attachment A attached hereto) to Assignee; and

WHEREAS, in connection with the sale and purchase of the Purchased Assets (as defined in the Purchase Agreement) pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, Assignor has agreed to convey and assign to Assignee, and Assignee has agreed to assume, subject to the consent of the FCC, the FCC Licenses;

WHEREAS, the FCC has granted its consent to the assignment of the FCC Licenses from Assignor to Assignee; and

WHEREAS, Assignor desires to transfer and assign to Assignee all of Assignor’s rights, title and interest in and to the FCC Licenses and Assignee desires to assume Assignor’s obligations with respect thereto, in each case, pursuant to the terms and subject to the conditions set forth in the Purchase Agreement and this Agreement (including Section 6 hereof).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Assignor and Assignee, intending to be legally bound, hereby agree as follows:

1.             Defined Terms; Interpretation. Except as otherwise set forth herein, capitalized terms used herein have the meanings assigned to them in the Purchase Agreement. This Agreement shall be interpreted in accordance with the rules of construction set forth in Part II of Exhibit 1.1 of the Purchase Agreement.

2.             Assignment and Assumption. Assignor hereby assigns and delivers to Assignee all of its right, title and interest in and to the FCC Licenses. Assignor shall remain liable for all of the obligations and liabilities arising under the FCC Licenses insofar as such obligations and liabilities relate to the time period prior to the date hereof. Assignee hereby agrees that it shall assume and discharge and perform all the obligations and liabilities arising from and after the date hereof with respect to the FCC Licenses.

3.             Further Assurances. Assignor and Assignee shall each execute, acknowledge, deliver, file and record, and cause to be executed, acknowledged, delivered, filed and recorded, such other documents and take, and cause to be taken, such actions as the other may reasonably request, of the FCC or otherwise, to confirm the assignment executed hereby and to vest title in and to the FCC Licenses in Assignee. Without limitation to the foregoing, Assignee shall promptly execute and file a consummation notice at the FCC as required by the FCC’s rules.

4.             Binding Effect; Amendments. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought.

5.             Governing Law. Construction and interpretation of this Agreement shall be governed by the Laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

6.             Purchase Agreement Controlling. Notwithstanding any other provisions of this Agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, or any of the obligations, of Assignors or Assignee set forth in the Purchase Agreement. This Agreement is subject to and controlled by the terms of the Purchase Agreement.

7.             Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

[Remainder of this page intentionally left blank; signature page follows.]

2

IN WITNESS WHEREOF, each of the parties has caused this Assignment and Acceptance Agreement to be duly executed and delivered as of the day and year first above written.

MTC LICENSE LLC

By:
Name:
Title:

TUCKER BROADCASTING OF TRAVERSE CITY, INC.

By:
Name:
Title:

[Signature Page to Assignment and

Acceptance Agreement (FCC Licenses)]

ATTACHMENT A

FCC Licenses

EXHIBIT 6.1(e)(x)

FORM OF OPINION OF COUNSEL FOR SELLERS

WILLIAMS MULLEN

A PROFESSIONAL CORPORATION

222 CENTRAL PARK AVENUE, SUITE 1700

VIRGINIA BEACH, VA 23462-3035

Phone:  (757) 499-8800

Fax: (757) 473-0395

http://www.williamsmullen.com

            , 200

Barrington Traverse City LLC

745 Fifth Avenue

24th Floor

New York, NY 10151

Ladies and Gentlemen:

We are furnishing this opinion to you pursuant to Section 6.1(e)(x) of the Asset Purchase Agreement, dated as of August    , 2007 (the “Purchase Agreement”), by and among Max Media of Traverse City LLC, a Virginia limited liability company (“Max Media”), MTC License, LLC, a Virginia limited liability company (“MTC License” and together with Max Media, the “Sellers” and each a “Seller”), and Barrington Traverse City LLC, a Delaware limited liability company (“Buyer”). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

We have acted as counsel to the Sellers in connection with the preparation of the Purchase Agreement and the Escrow Agreement (referred to herein as the “Transaction Documents”).

We have examined such documents and made such other investigations as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on representations made in the Transaction Documents and certificates and other inquiries of officers of the Sellers. We also have relied on certificates of public officials.

The opinions expressed below are limited to Virginia law, the Delaware General Corporation Law and the federal law of the United States. We note that the Transaction Documents provide that they are to be governed by Delaware law. We are rendering the opinion below regarding the validity, binding effect and enforceability of the Transaction Documents as though each of the Transaction Documents were governed by the internal law of the Commonwealth of Virginia.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that the Transaction Documents to which each Seller is a party constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the qualifications stated herein.

Our opinions above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

This opinion may be relied upon by [                                ] as lenders under Buyer’s [Credit Agreement dated as of            , as amended] as if it were addressed to each of them.

Except as provided above, this opinion is being furnished only to you in connection with the transaction described above and may not be relied on without our prior written consent for any other purpose or by anyone else.

Very truly yours,

Williams Mullen

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EXHIBIT 9.2—NOTICES

If to Buyer, to:

Barrington Traverse City LLC

c/o Pilot Group LP

75 Rockefeller Plaza

23rd Floor

New York, NY  10019

Attention:  Paul McNicol

Fax:  (212) 486-2896

with a copy (which shall not constitute notice) to:

Barrington Broadcasting LLC

2500 West Higgins Road, Suite 155

Hoffman Estates, IL 60169

Attention:  K. James Yager

Fax:  847-755-3045

and

Covington & Burling

1201 Pennsylvania Ave., N.W.

Washington, D.C. 20004-2401

Attention:  Eric Dodson Greenberg, Esq.

Fax:   202-662-6291

If to Seller to:

Max Media of Traverse City LLC

900 Laskin Road

Virginia Beach, VA 23451

Attention:  A. Eugene Loving, Jr.

Fax:   757-473-0034

with a copy (which shall not constitute notice) to:

Williams Mullen

A Professional Corporation

222 Central Park Avenue Suite 1700

Virginia Beach, Virginia 23462

Attention:  Thomas R. Frantz, Esq.

Fax:   757-473-0395